Filed Pursuant to Rule 424(b)(5)
Registration Statement No.: 333-151355

CALCULATION OF REGISTRATION FEE

Title of Each Class
of Securities to be	Maximum Aggregate	Amount of
Registered	Offering Price(1)	Registration Fee(2)
4.25% Senior Convertible Notes due November 15, 2016	$2,875,000,000	$160,425.00

(1)	Includes $375,000,000 principal amount of the 4.25% Senior Convertible Notes due November 15, 2016 that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(r) under the Securities Act.

PROSPECTUS SUPPLEMENT
(To prospectus dated June 2, 2008)

$2,500,000,000

Ford Motor Company

4.25% Senior Convertible Notes due November 15, 2016

The notes will bear interest at a rate of 4.25% per annum. Interest on the notes will be payable semiannually in arrears on May 15 and November 15 of each year, beginning May 15, 2010. The notes will mature on November 15, 2016, unless earlier converted, redeemed or repurchased by us. The notes will be our senior, unsecured obligations and will rank equal in right of payment with our senior unsecured debt, and will be senior in right of payment to our debt that is expressly subordinated to the notes, if any. The notes will be structurally subordinated to all debt and other liabilities and commitments of our subsidiaries and will be effectively junior to our secured debt to the extent of the assets securing such debt.

Subject to our right to terminate holders’ conversion rights on or after November 20, 2014 as described below, holders may convert their notes at their option prior to October 15, 2016 only (1) during any fiscal quarter commencing after the fiscal quarter ending December 31, 2009 if the closing sale price of our common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the applicable trading day; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes for each trading day of that measurement period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate for such trading day; (3) upon the occurrence of specified corporate events; or (4) if we elect to terminate holders’ conversion rights, at any time prior to the close of business on the business day prior to the date of such termination. Subject to our right to terminate holders’ conversion rights, on and after October 15, 2016 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be 107.5269 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.30 per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, the conversion rate will be increased for any holder who elects to convert its notes in connection with certain designated events.

We may terminate your conversion rights at any time on or after November 20, 2014 if the closing sale price of our common stock exceeds 130% of the then prevailing conversion price for 20 trading days during any consecutive 30 trading day period. We may not redeem the notes prior to our termination of holders’ conversion rights. However, we may redeem for cash all or a portion of the notes at our option at any time or from time to time after our termination of holders’ conversion rights at a price equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Holders may require us to repurchase notes for cash upon a change in control at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase. Holders may also require us to repurchase notes for shares of our common stock upon the occurrence of certain designated events at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

A brief description of the notes can be found under “Summary — The Offering” beginning on page S-4.

SEE “RISK FACTORS” BEGINNING ON PAGE S-8 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange or automated quotation system. Ford’s common stock is listed on the New York Stock Exchange under the symbol “F.” The closing sale price of Ford common stock on the New York Stock Exchange on November 3, 2009 was $7.44 per share.

	Per Note	Total

Initial public offering price	100.00%	$2,500,000,000
Underwriting discounts and commissions	2.25%	$56,250,000
Proceeds, before expenses, to Ford	97.75%	$2,443,750,000

The initial public offering price above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be November 9, 2009.

To the extent the underwriters sell more than $2,500,000,000 principal amount of the notes, the underwriters have the option to purchase up to an additional $375,000,000 principal amount of the notes from Ford at the initial public offering price less the underwriting discount.

The underwriters expect to deliver the notes in book entry form only through the facilities of The Depositary Trust Company against payment in New York, New York on November 9, 2009.

Barclays Capital	BofA Merrill Lynch	Citi	Deutsche Bank Securities	Goldman, Sachs & Co.	J.P. Morgan	Morgan Stanley	RBS

BNP PARIBAS                    HSBC

Prospectus Supplement dated November 3, 2009

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the related prospectus. Ford has not authorized anyone to provide you with different information.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates thereof.

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ABOUT THIS PROSPECTUS SUPPLEMENT

The information in this prospectus supplement, which describes the specific terms of the offering of the notes, supplements and should be read together with, the information contained in the related prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should read this information together with the financial statements and related notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

Except as otherwise specified, the words “Ford,” the “Company,” “we,” “our,” “ours” and “us” refer to Ford Motor Company and its subsidiaries and “common stock” refers to our common stock, $0.01 par value per share.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus supplement, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus supplement. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until this offering has been completed.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (our “Annual Report”);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009;

•	Current Reports on Form 8-K and Form 8-K/A filed on January 5, 2009, January 29, 2009, February 3, 2009, March 3, 2009, March 4, 2009, March 13, 2009, March 23, 2009, March 25, 2009, April 1, 2009, April 6, 2009, April 8, 2009, April 24, 2009, May 1, 2009, May 11, 2009, May 14, 2009, May 20, 2009, June 2, 2009, June 29, 2009, July 1, 2009, July 17, 2009, July 23, 2009, July 28, 2009, August 3, 2009, August 18, 2009, September 1, 2009, September 11, 2009, September 22, 2009, October 1, 2009, November 2, 2009 and November 3, 2009; and

•	Definitive Proxy Statement on Schedule 14A filed on April 3, 2009 (those parts incorporated into our Annual Report on Form 10-K only).

In addition, all reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act or we incorporate it by reference into a filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act) will be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of the filing

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of such reports and documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

FORWARD LOOKING STATEMENTS

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A — Risk Factors” and “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and “Item 1A — Risk Factors” and “Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and “Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, each incorporated herein by reference.

We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. It is to be expected that there may be differences between projected and actual results. Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It does not contain all of the information you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering. Please read the section entitled “Risk Factors” herein and additional information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009 and June 30, 2009, each incorporated by reference in this prospectus supplement, for more information about important factors that you should consider before investing in the notes. This summary is qualified in its entirety by the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement or incorporated herein by reference.

Company Overview

Ford Motor Company was incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, that had been incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are one of the world’s largest producers of cars and trucks. We and our subsidiaries also engage in other businesses, including financing vehicles. Our headquarters are located at One American Road, Dearborn, Michigan 48126, and our telephone number is (313) 322-3000. Our website address is www.ford.com. Material contained on our website is not part of and is not incorporated by reference in this prospectus supplement.

We review and present our business results in two sectors: Automotive and Financial Services. Our Automotive and Financial Services segments as of June 30, 2009 are described in the table below:

Business Sector	Reportable Segments*	Description

Automotive:	Ford North America	Primarily includes the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico), together with the associated costs to design, develop, manufacture and service these vehicles and parts, as well as the sale of Mazda6 vehicles produced by Ford’s consolidated subsidiary AutoAlliance International, Inc.

	Ford South America	Primarily includes the sale of Ford-brand vehicles and related service parts in South America, together with the associated costs to design, develop, manufacture and service these vehicles and parts.

	Ford Europe	Primarily includes the sale of Ford-brand vehicles and related service parts in Europe, Turkey and Russia, together with the associated costs to design, develop, manufacture and service these vehicles and parts.

	Ford Asia Pacific Africa	Primarily includes the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and South Africa, together with the associated costs to design, develop, manufacture and service these vehicles and parts.

	Volvo	Primarily includes the sale of Volvo brand vehicles and related service parts throughout the world (including Europe, North and South America, and Asia Pacific Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.

Financial Services:	Ford Motor Credit Company	Primarily includes vehicle-related financing, leasing and insurance.

	Other Financial Services	Includes a variety of businesses including holding companies, real estate and the financing and leasing of some Volvo vehicles in Europe.

*	As reported in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008, we sold Jaguar and Land Rover effective June 2, 2008. Also, during the fourth quarter of 2008 we sold a portion of our equity in Mazda, reducing our ownership percentage from approximately 33.4% to approximately 13.78%. Accordingly, beginning with the first quarter of 2009, we account for our interest in Mazda as marketable securities and no longer report Mazda as an operating segment

Recent Developments

Third Quarter 2009 Results

Ford reported preliminary third quarter 2009 financial results on November 2, 2009. These results included net income attributable to Ford of $997 million, an improvement of $1.2 billion from a net loss attributable to Ford of $161 million in the third quarter of 2008.

Ford’s Automotive sector reported a pre-tax profit of $545 million for the third quarter of 2009, a $1,277 million improvement over the same period a year ago. This improvement in results was more than explained by favorable net pricing, favorable cost changes, and returns on assets held in the temporary asset account related to our obligation to transfer certain assets to the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”) Voluntary Employee Benefit Association (“VEBA”) as part of our retiree health care settlement agreement with the UAW. These factors were offset partially by the non-recurrence of favorable retiree health care and related charges. The favorable cost changes were more than explained by lower structural costs and lower net product costs.

Ford’s Financial Services sector, primarily driven by Ford Credit, reported a pre-tax profit of $670 million for the third quarter of 2009, an improvement of $511 million over the prior year’s third quarter. The increase in pre-tax results primarily reflected lower depreciation expense for leased vehicles (consistent with lower residual losses on returned vehicles due to higher auction values); a lower provision for credit losses (primarily related to lower severity, offset partially by higher repossessions); lower operating costs; and net gains related to unhedged currency exposure. These factors were offset partially by lower volume (primarily reflecting lower industry volumes, lower dealer stocks, the impact of divestitures and alternative business arrangements), and changes in currency exchange rates.

Labor Negotiations

On November 1, 2009, the National Automobile, Aerospace, Transportation and General Workers Union of Canada the (the “CAW”) announced that a majority of its members employed by Ford Canada had voted to ratify modifications to the terms of the existing collective bargaining agreement between Ford Canada and the CAW. The modifications are patterned off of the modifications agreed to by the CAW for its agreements with the Canadian operations of General Motors Company and Chrysler LLC and are expected to result in annual cost savings.

On November 2, 2009, the UAW announced that a majority of its members employed by Ford had voted against ratification of a tentative agreement that would have modified the terms of the existing collective bargaining agreement between Ford and the UAW. These modifications were in addition to those ratified by the UAW-Ford membership in March 2009, which went most of the way in bringing Ford to competitive parity with the U.S. operations of foreign-owned automakers. These latest modifications were designed to closely match the modified collective bargaining agreements between the UAW and our domestic competitors, General Motors Company and Chrysler LLC. Among the proposed modifications was a provision that would have precluded any strike action relating to improvements in wages and benefits during the negotiation of a new collective bargaining agreement upon expiration of the current agreement in September 2011, and would have subjected disputes regarding improvements in wages and benefits to binding arbitration, to determine competitiveness based on wages and benefits paid by other automotive manufacturers operating in the United States.

Concurrent Transactions

This offering is part of a series of steps announced by Ford to improve its balance sheet and enhance automotive liquidity. In addition to this offering, Ford announced it intends to enter into an equity distribution agreement after this offering pursuant to which it may offer and sell shares of its common stock, par value $0.01 per share, from time to time for an aggregate offering price of up to $1.0 billion, generally by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices or as otherwise agreed. Any sales of common stock under such an equity distribution agreement are not expected to commence before December 2009 and are expected to be made over a several-month period.

In addition, Ford has proposed to the lenders under its secured credit agreement an amendment that would reduce revolving lenders’ revolving commitments, extend the maturity of such lenders’ revolving commitments until 2013 and modify certain covenants and other provisions. Pursuant to the proposal, each revolving lender that agrees to extend the maturity of its revolving commitments may reduce its revolving commitment by up to 25 percent at its election and to the extent its reduced revolving commitment exceeds certain specified levels, such excess would be converted into a new term loan under the secured credit agreement maturing on December 15, 2013. In exchange for a reduction in their revolving commitments, as well as a 1 percentage point increase in interest rate margins, an increase in fees and payment of an upfront fee, the revolving lenders would agree to extend the maturity of their revolving commitments and loans to November 30, 2013 from December 15, 2011. The modified covenants would, among other things, expand existing limitations on debt prepayments and repurchases to allow for further balance sheet improvement actions by Ford. Ford would repay revolving loans to the extent necessary to effect the commitment reductions on December 3, 2009.

The revolving lenders are required to submit their response to Ford’s proposal by November 18, 2009. As of the date hereof, certain revolving lenders have indicated that they intend to accept Ford’s proposal and extend about $6 billion of revolving commitments and loans to November 30, 2013. The amendment and extension is subject to approval by lenders holding a majority in principal amount of the loans and commitments outstanding under the secured credit agreement.

This offering and the concurrent transactions are not conditioned on each other.

The Offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. As used in this section, the terms “Ford,” “we,” “us” and “our” refer only to Ford Motor Company and not to any of its subsidiaries, and references to our common stock do not include our Class B stock.

Securities Offered	$2,500,000,000 aggregate principal amount of 4.25% senior convertible notes due 2016, which may increase to up to $2,875,000,000 aggregate principal amount of senior convertible notes if the underwriters exercise their over-allotment option in full. Unless otherwise indicated, all information in this prospectus supplement assumes the over-allotment option is not exercised.

Offering Price	100% of the principal amount. The principal amount per note is $1,000.

Ranking	The notes will be senior unsecured obligations of Ford and will:

• be effectively junior to any existing or future secured debt;

• rank equally in right of payment with any existing or future senior unsecured indebtedness;

• rank senior to all of our existing and future subordinated debt, including Ford’s 6.50% Junior Subordinated Convertible Debentures due 2032; and

• be structurally subordinated to all existing and future liabilities of our subsidiaries, including debt for borrowed money, guarantees of our credit agreement, trade payables, lease commitments and pension and postretirement healthcare and life insurance liabilities.

As of June 30, 2009, we (excluding our subsidiaries) had approximately $24.0 billion of indebtedness, including approximately $14.7 billion of secured indebtedness. As of June 30, 2009, our subsidiaries (other than our financial services sector, including FMCC) had approximately $9.9 billion of indebtedness and trade and other payables but excluding guarantees under our credit agreement and the Department of Energy ATVM arrangement agreement. As of June 30, 2009, our financial services sector had approximately $107.7 billion of consolidated indebtedness, including approximately $104.7 billion of consolidated indebtedness of FMCC, all of which would have been structurally senior to the notes.

Maturity Date	November 15, 2016

Interest	4.25% per annum on the principal amount, payable semiannually in arrears in cash on May 15 and November 15 of each year, commencing May 15, 2010.

Conversion	Prior to October 15, 2016, subject to our right to terminate holders’ conversion rights on or after November 20, 2014 as described below, holders may convert their notes only under the following circumstances:

• during any fiscal quarter (and only during that fiscal quarter) commencing after the fiscal quarter ending December 31, 2009, if the closing sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the applicable trading day;

• during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes — Conversion Rights — Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate for such trading day;

• upon the occurrence of specified corporate transactions described under “Description of Notes — Conversion Rights — Conversion upon Specified Corporate Transactions;” or

• if we elect to terminate holders’ conversion rights, at any time prior to the close of business on the business day prior to the date of such termination.

From, and including, October 15, 2016 to, and including, the close of business on the business day immediately preceding the maturity date, subject to our right to terminate holders’ conversion rights, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 107.5269 shares of common stock per $1,000 principal amount of notes (equal to an initial conversion price of approximately $9.30 per share of common stock), subject to adjustment as described in this prospectus supplement.

Settlement upon Conversion	Upon conversion, Ford will have the right to deliver, in lieu of shares of its common stock, cash or a combination of cash and shares of its common stock, in each case calculated as described under “Description of Notes — Conversion Rights — Settlement upon Conversion.” At any time on or prior to the 22nd business day prior to the maturity date, Ford may irrevocably elect to satisfy its conversion obligation with respect to the principal amount of the notes to be converted as described under “Description of Notes — Conversion Rights — Our Right to Irrevocably Elect Net Share Settlement upon Conversion.” Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of Notes — Conversion Rights — Conversion Procedures.”

Termination of Conversion Rights	In addition, we may terminate your conversion rights at any time on or after November 20, 2014 if the closing sale price of our common stock exceeds 130% of the then prevailing conversion price for 20 trading days during any consecutive 30 trading day period as described under “Description of Notes — Conversion Rights — Our Right to Terminate Conversion Rights.”

Optional Redemption	Prior to terminating holders’ conversion rights as described above opposite the caption “Termination of Conversion Rights,” Ford may not redeem the notes. Ford may redeem for cash all or a portion of the notes at its option at any time after so terminating holders’ conversion rights at a price equal to 100% of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of Notes — Redemption by Ford.”

Repurchase upon a Change in Control or Designated Event	Holders may require Ford to repurchase notes upon a change in control in cash at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase as described under “Description of Notes — Repurchase upon a Designated Event or Change in Control.” Holders may also require Ford to repurchase notes upon the occurrence of certain designated events in shares of our common stock at 100% of the principal amount of the notes, plus any accrued and unpaid interest to, but not including, the date of repurchase. In addition, the conversion rate will be increased for any holder who elects to convert its notes in connection with certain designated events. See “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon a Designated Event.”

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $2,443,000,000, or $2,809,562,500 if the underwriters exercise in full their option to purchase additional notes, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Events of Default	The following will be “Events of Default” for the notes:

• failure to pay accrued and unpaid interest on the notes for 30 days after becoming due;

• failure to pay the principal amount, redemption price or repurchase price of any note for five business days after such amount becomes due and payable on the notes;

• failure by Ford to provide notice of a change in control as required by the indenture;

• default in the delivery when due of all cash and any shares of common stock payable upon conversion with respect to the notes, which default continues for 15 days; and

• failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal mount of the notes then outstanding and its failure to cure (or obtain a waiver of) such default within 90 days after receipt of such notice or such shorter period as set forth under “Description of Notes — Reports to Trustee”; and

• certain events of bankruptcy, insolvency or reorganization affecting Ford.

New York Stock Exchange Symbol for Common Stock	“F”

Global Notes; Book-Entry System	Ford intends to issue the notes only in fully registered form without interest coupons and in denominations of $1,000 and integral multiples of $1,000. The notes will be evidenced by one or more global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global note will be shown on, and transfers of those beneficial interests can only be made through, records maintained by DTC and its participants. See “Description of Notes — Form, Denomination, Transfer, Exchange and Book-Entry Procedures.”

Tax	The notes and common stock that may be issuable upon conversion of the notes will be subject to complex U.S. federal income tax and estate tax rules. Prospective investors are strongly urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of owning and disposing of the notes and common stock into which the notes are convertible. See “Material United States Federal Income and Estate Tax Considerations.”

Governing Law	The indenture and the notes are governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon, as successor trustee to JPMorgan Chase Bank.

Risk Factors	You should carefully consider all of the information contained or incorporated by reference in this prospectus supplement prior to investing in the notes. In particular, we urge you to carefully consider the information set forth under “Risk Factors” beginning on page S-8 of this prospectus supplement and the “Risk Factors” in the accompanying prospectus for a discussion of risks and uncertainties relating to us, our business and an investment in the notes.

RISK FACTORS

An investment in the notes involves a high degree of risk. In addition to the other information contained or incorporated by reference in this prospectus supplement, prospective investors should carefully consider the following risks and the risks set forth under “Item 1A — Risk Factors” and “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and “Item 1A — Risk Factors” and “Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 and “Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 before making an investment in the notes. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition and operating results. If any of the risks actually occur, our business, financial condition and operating results could be materially adversely affected, which, in turn, could adversely affect the value of the notes and/or our ability to pay interest and principal on the notes.

Risks relating to the Notes and this Offering

The closing of the amendment and extension to our credit agreement is not a condition precedent to the issuance of the notes.

The offering of these notes is not conditioned upon the effectiveness of our proposed “amendment and extension” to our credit agreement which would reduce revolving lenders’ revolving commitments, extend the maturity of such lenders’ revolving commitments until 2013 and modify certain covenants and other provisions. As a result, should we fail to enter into the amendment, this could materially adversely affect the value of the notes and our ability to repay them.

The notes will be effectively subordinated to the liabilities and preferred stock, if any, of all of our subsidiaries. This may affect your ability to receive payments on the notes.

The notes are obligations exclusively of Ford and will not be guaranteed by any of our subsidiaries. We conduct a significant portion of our operations through our subsidiaries. During the fiscal year ended December 31, 2008, our subsidiaries (other than our financial services sector, including FMCC) generated approximately 70% of our consolidated revenues. Our subsidiaries (other than our financial services sector, including FMCC) also have significant liabilities, including debt obligations of approximately $2.4 billion for money borrowed from third parties as of June 30, 2009 (excluding guarantees under our credit agreement and our Department of Energy ATVM arrangement agreement). In addition, as of June 30, 2009, our financial services sector also has significant liabilities, including debt obligations of approximately $107.7 billion for money borrowed from third parties, including $104.7 billion of consolidated indebtedness of FMCC. Our cash flow and our ability to service our debt, including the notes, depend to an important extent upon the earnings of our subsidiaries, and the distribution of earnings, loans or other payments by those subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or, subject to existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and taxes on distributions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations.

Our right to receive any assets of any of our subsidiaries upon liquidation or reorganization, and, as a result, the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors and any underfunded obligations under our pension plans. The notes do not restrict the ability of our subsidiaries to incur additional liabilities.

Future sales of shares of our common stock may depress its market price.

In the future, we may sell additional shares of our common stock to raise capital, including pursuant to the equity distribution program described under “Summary — Recent Developments.” Sales of substantial amounts of additional shares of our common stock, including shares of our common stock underlying the notes and shares issuable upon exercise of outstanding options as well as sales of shares that may be issued in connection with future acquisitions or for other purposes, including to finance our operations and business strategy or to adjust our ratio of debt to equity, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes being offered in this offering as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect will develop involving our common stock.

We may not be able to satisfy our obligations to holders of the notes upon a change in control.

We may not be able to fulfill our repurchase obligations in the event of a change in control. If we experience certain specific change in control events, you will have the right to require us to repurchase in cash all outstanding notes at 100% of the principal amount of the notes plus accrued and unpaid interest to the date of repurchase. Any change in control is also expected to constitute an event of default under our credit agreement and the Department of Energy ATVM arrangement agreement. Therefore, upon the occurrence of a change in control, the lenders under our credit agreement and the Department of Energy would have the right to accelerate their respective loans, and we would be required to prepay all of our outstanding obligations under the credit agreement and the Department of Energy ATVM arrangement agreement. We may not have available funds sufficient to pay the change in control purchase price for any or all of the notes that might be delivered by holders of the notes seeking to require us to repurchase their notes or the ability to arrange necessary financing on acceptable terms.

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes — Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

If we irrevocably elect net share settlement or settle notes tendered for conversion in whole or in part in cash, it may have adverse consequences.

In lieu of delivery of shares of our common stock in satisfaction of our conversion obligation, we may settle the notes surrendered for conversion entirely in cash or by a combination of cash and shares of our common stock, including net share settlement. This feature of the notes, as further described under “Description of the Notes — Conversion Rights — Settlement upon Conversion,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to the market risks of our shares before receiving any shares upon conversion.

Other than if we settle conversions entirely in shares of our common stock, we will generally deliver the cash or cash and shares of common stock issuable upon conversion on the third business day immediately following the last trading day of the relevant 20-trading day cash settlement averaging period. Our ability to pay cash may, however, be limited by the terms of our then existing credit facilities.

In addition, because the consideration due upon conversion is based on the trading prices of our common stock during the cash settlement averaging period (if we elect to settle conversions in cash or by a combination of cash and shares of our common stock), any decrease in the price of our common stock after holders surrender their notes for conversion may significantly decrease the value of the consideration they receive.

Holders may not be able to convert their notes before October 15, 2016, and the trading price of the notes could be less than the value of the common stock into which such notes could otherwise be converted.

Prior to October 15, 2016, the notes are convertible only if specified conditions are met. If these conditions for conversion are not met, holders will not be able to convert their notes and they may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued a new standard that provided accounting guidance for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). Under this guidance, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of this standard on these notes is that the equity component would be included in the additional paid-in capital section of shareholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. Accordingly, we are required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. Interest expense will include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible notes investors to effect short sales of the underlying common stock could significantly affect the market value of the notes. Such government actions would make the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of any company whose common stock was subject to such actions. The convertible debt markets recently experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on

October 1, 2008). These orders were issued as a stop-gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of those companies whose common stock was subject to the short sale prohibition. Although the SEC orders expired at 11:59 p.m., New York City time, on Wednesday, October 8, 2008, the SEC is currently considering instituting other limitations on effecting short sales (such as the uptick rule) and other regulatory organizations may do the same. Among the approaches to restrictions on short selling currently under consideration by the SEC, one would apply on a market wide and permanent basis, including adoption of a new uptick rule or an alternative uptick rule that would allow short selling only at an increment above the national best bid, while the other would apply only to a particular security during severe market declines in that security, and would involve, among other things, bans on short selling in a particular security during a day if there is a severe decline in price in that security. If such limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement, the accompanying prospectus or the documents we have incorporated by reference in this prospectus supplement or the accompanying prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors, trading counterparties or suppliers regarding their own performance, as well as regulatory changes or developments, government actions or announcements, industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under “Description of Notes — Repurchase upon a Designated Event or Change in Control,” “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon a Designated Event” and “Description of Notes— Merger, Consolidation or Sale of Assets.”

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to withdraw its rating or lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

The make-whole premium that may be payable upon a designated event may not adequately compensate you for the lost option time value of your notes as a result of such designated event.

If you convert notes in connection with a designated event, we may be required to provide a make-whole premium by increasing the conversion rate applicable to your notes, as described under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon a Designated Event.” While these increases in the applicable conversion rate are designed to compensate you for the lost option time value of your notes as a result of a designated event, such increases are only an approximation of such lost value and may not adequately compensate you for such loss. In addition, if the “applicable price” (as such term is defined under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon a Designated Event”) of our common stock with respect to a designated event is greater than $32.00 per share or less than $7.44 (in each case, subject to adjustment), no additional shares will be added to the conversion rate for conversions in connection with such designated event. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 134.4086 per $1,000 principal amount of notes (subject to adjustment). Our obligation to increase the conversion rate could be considered a penalty, in which case the enforceability of this obligation would be subject to general principles of reasonableness of economic remedies.

There is no established trading market for the notes, and you may not be able to sell them quickly or at the price that you paid.

The notes are a new issue of securities for which there is currently no public market. The notes will not be listed on any securities exchange or included in any automated quotation system. We do not know whether an active trading market will develop for the notes. Although the underwriters have informed us that they intend to make a market in the notes, they are under no obligation to do so and may discontinue any market making activities at any time without notice. Accordingly, no market for the notes may develop, and any market that develops may not last.

Even if a trading market for the notes does develop, you may not be able to sell your notes at a particular time, if at all, or you may not be able to obtain the price you desire for your notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors including prevailing interest rates, the price of our common stock, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the notes, the price of any other securities we issue and the performance prospects and financial condition of our company as well as of other companies in our industry.

Because your right to require us to repurchase the notes is limited, the market prices of the notes may decline if we enter into a transaction that does not require us to repurchase the notes under the indenture.

The circumstances upon which we are required to repurchase the notes are limited and may not include every event that might cause the market prices of the notes to decline or result in a downgrade of the credit rating of the notes, if any. Our obligation to repurchase the notes upon a change in control or designated event may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction. See “Description of Notes — Repurchase upon a Designated Event or Change in Control.”

In certain circumstances we are required to pay the repurchase price for the notes in shares of our common stock, which may expose you to market risk at the time of repurchase.

The terms of the notes require us to repurchase the notes in the event of a designated event that is not a change in control with shares of our common stock (or the consideration into which our shares of common stock are converted in connection with such event). The number of shares we are required to deliver will be based on the current market price of our shares of common stock (or the value of such other consideration) at such time, subject to a minimum price. If our stock price at the time of repurchase is below the minimum, then the value of the shares we are obligated to deliver will be less than the repurchase price for the notes. In addition, because such current market price will be calculated based on the closing price of our common stock over a period of time prior to the repurchase date, holders of notes will bear the market risk that our shares of common stock will decline in value prior to the repurchase date. See “Description of Notes — Repurchase upon a Designated Event or Change in Control.”

Holders of the notes are not entitled to any rights with respect to our common stock, but are subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you are subject to all changes to our common stock that might be adopted by the holders of our common stock to curtail or eliminate any of the powers, preferences or special rights of our common stock, or impose new restrictions or qualifications upon our common stock. You will only be entitled to rights with respect to the common stock as of the conversion date for any converted notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant cash settlement averaging period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion). For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date for any converted notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than cash in lieu of any fractional share)) or the last trading day of the relevant cash settlement averaging period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), you will not be entitled to vote on the amendment, though you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate of the notes will not be adjusted for all potentially dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock; the issuance of rights or warrants; subdivisions; combinations; distributions of capital stock, indebtedness or assets; cash dividends and certain issuer tender or exchange offers as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. Additionally, except in certain cases, the conversion rate may not be increased above a specified maximum as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The significant number of shares of our common stock issuable upon conversion of the notes and our existing convertible securities could adversely affect the trading prices of our common stock and, as a result, the value of the notes.

As of September 30, 2009, we had outstanding 4.25% senior convertible notes due 2036 and 6.50% junior subordinated convertible debentures due 2032, convertible at initial exercise prices of $9.20 and $17.70 per share, respectively, into an aggregate of approximately 231.5 million shares of our common stock. In addition, we had outstanding convertible notes to be issued to VEBA that are convertible into 362.4 million shares of our common stock at an initial conversion price of $9.20 per share. The notes to be issued to VEBA will be replaced, together with other obligations we have to VEBA in accordance with an amendment to the settlement agreement with VEBA, by two amortizing guaranteed secured notes (one of which could be settled either in cash or our common stock at our election) and a warrant to acquire 362.4 million shares of our common stock at an initial exercise price of $9.20 per share, subject to adjustment. Finally, the notes being offered hereby will be convertible into approximately 268.8 million shares, or, if the underwriters exercise in full their over-allotment option, 309.1 million shares, subject to adjustment. In addition, in certain circumstances upon a change in control or designated event we may be required to deliver significantly more shares of our common stock upon conversion of the notes or to satisfy our obligation to repurchase the notes. Conversion of our outstanding convertible securities and/or the notes and the sale in the market of stock issued upon conversion or the perception that those other securities and notes will be converted could depress the market price of our common stock and, as a result, the value of the notes. In addition, the price of our common stock could be adversely affected by possible sales, including short sales, of our common stock by investors in our notes and other securities who engage in hedging and arbitrage activities.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes, even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a designated event occurs prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the designated event. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material United States Federal Income and Estate Tax Considerations.” If you are a non-U.S. holder (as defined in “Material United States Federal Income and Estate Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any withholding tax on such a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. See “Material United States Federal Income and Estate Tax Considerations.”

We have adopted a Tax Benefit Preservation Plan designed to prevent an ownership change that would trigger limitations under Section 382 or 383 of the Internal Revenue Code.

We have substantial tax attributes, including net operating losses, capital losses and tax credit carryforwards, that we can utilize in certain circumstances to offset taxable income and reduce our federal income tax liability. Our ability to use the tax attributes would be substantially limited if there were an “ownership change” as defined under Section 382 of the Internal Revenue Code and Internal Revenue Service rules. In general, an ownership change would occur if our “5-percent shareholders,” as defined under Section 382, collectively increase their ownership in us by more than 50 percentage points over a rolling three-year period. Five-percent shareholders do not include certain institutional holders, such as mutual fund companies, that hold our common stock on behalf of several individual mutual funds where no single fund owns 5 percent or more of our stock. We have adopted a Tax Benefit Preservation Plan designed to prevent an ownership change that would trigger limitations under section 382 or 383. While we believe that such plan will be effective for that purpose, complete certainty is not possible.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be approximately $2,443,000,000, or $2,809,562,500 if the underwriters exercise in full their option to purchase additional notes, after deducting the underwriting discounts and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2009 on an actual basis and on an as adjusted basis to give effect to this offering (assuming no exercise of the over-allotment option).

You should read the information set forth in the table below together with our audited and unaudited financial statements and the accompanying notes incorporated by reference in this prospectus supplement.

	As of June 30, 2009
		As Adjusted for
	Actual	this Offering
	(dollar amounts in millions)

Automotive Sector debt(1)
Debt payable within one year	$1,792	$1,792
Long term debt (including the notes offered hereby)(2)	24,307	26,177
Total Automotive Sector debt(1)	$26,099	$27,969
Financial Services Sector debt(1)	107,324	107,324
Total debt(3)	133,066	134,936
Total stockholders’ equity attributable to Ford(2)	(10,743)	(10,113)

Total Capitalization	$122,323	$124,823

(1)	Reflects unamortized (discount)/premium of $(271) million and $(419) million for Automotive Sector and Financial Services Sector, respectively.

(2)	An estimated $630 million debt discount will be recorded for the convertible notes, resulting in a net increase in outstanding debt amounts reported as a result of this offering of only $1,870 million and increasing shareholders’ equity by approximately $630 million.

(3)	Reflects $357 million of Financial Services Sector debt eliminated in consolidation.

As of September 30, 2009, we had outstanding 3,244,302,913 shares of common stock, which does not include 391,637,351 shares reserved for issuance under our Long-Term Incentive Plans, 231,482,557 shares issuable upon conversion of our outstanding convertible trust preferred securities and convertible notes, 30,572,968 shares available for issuance under our savings and deferred compensation plans, and 362,391,464 shares issuable to the VEBA under a convertible note (which will be replaced, together with other obligations we have to the VEBA in accordance with an amendment to the settlement agreement with the VEBA, by two amortizing guaranteed secured notes (one of which could be settled either in cash or our common stock at our election) and a warrant to acquire 362,391,464 shares of our common stock). In addition, after this offering, the notes being offered hereby will be convertible into approximately 268,817,250 shares, or, if the underwriters exercise in full their over-allotment option, 309,139,838 shares, subject to adjustment.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “F.” The following table sets forth, for the quarters shown, the range of high and low composite prices of our common stock on the New York Stock Exchange and the cash dividends declared on the common stock. The last reported sales price of our common stock on the New York Stock Exchange on November 3, 2009 was $7.44 per share.

			Dividends
	High*	Low*	Declared

2009
Fourth quarter (through November 3, 2009)	$7.98	$6.61	$—
Third quarter	8.86	5.24	—
Second quarter	6.54	2.40	—
First quarter	2.99	1.50	—
2008			—
Fourth quarter	$5.47	$1.01	$—
Third quarter	6.33	4.17	—
Second quarter	8.79	4.46	—
First quarter	6.94	4.95	—
2007
Fourth quarter	$9.24	$6.65	$—
Third quarter	9.64	7.49	—
Second quarter	9.70	7.67	—
First quarter	8.97	7.43	—

*	New York Stock Exchange composite interday prices as provided by the www.NYSEnet.com price history data base.

Our Board of Directors has not declared dividends on our common stock or Class B Stock since the third quarter of 2006. Furthermore, our senior secured credit facility and our Department of Energy ATVM loan facility contain a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock and Class B Stock. Additionally, as announced on March 4, 2009, we deferred future interest payments on our 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 beginning with the April 15, 2009 quarterly interest payment and the terms of the debentures prohibit us from paying dividends with respect to our common stock or Class B Stock during such deferral period. As a result, it is unlikely that we will pay any dividends on our common stock in the foreseeable future. In any event, the declaration and payment of future dividends by our Board of Directors will be dependent upon our earnings and financial condition, economic and market conditions and other factors deemed relevant by our Board of Directors. Therefore, no assurance can be given as to the amount or timing of the declaration and payment of future dividends.

DESCRIPTION OF NOTES

This description of the terms of the notes adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. If this description differs in any way from the description in the accompanying prospectus, you should rely on the description in this prospectus supplement. This description is only a summary of certain terms of the indenture and supplemental indenture referred to below, and does not purport to be complete. Those documents, and not the descriptions, will define the rights of the holders of the notes. Whenever particular defined terms of the indenture and supplemental indenture are referred to herein, such defined terms are incorporated by reference herein. For purposes of this summary, the terms “Ford,” “we,” “us” and “our” refer only to Ford Motor Company and not to any of its subsidiaries, and references to our common stock do not include our Class B stock.

General

The notes will be issued under an indenture, dated as of January 30, 2002 (the “base indenture”), between us and The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank), as amended and supplemented by a third supplemental indenture relating to the notes (the “supplemental indenture”). In this section, we refer to the base indenture, as supplemented by the supplemental indenture, to be dated as of November 9, 2009, as the “indenture.” The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The notes will initially be limited to $2,500,000,000 aggregate principal amount, or $2,875,000,000 if the underwriters exercise in full their over-allotment option, as described on the cover of this prospectus supplement, will be senior unsecured obligations of Ford and will mature on November 15, 2016, unless earlier converted, redeemed or repurchased by us.

The notes will bear interest from the date of initial issuance, anticipated to be November 9, 2009, at the rate per annum shown on the cover page of this prospectus supplement. Interest will be payable on May 15 and November 15 of each year, commencing May 15, 2010, to the persons in whose name the notes are registered at the close of business on the May 1 or November 1, whether or not a business day, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If interest or principal is payable on a day that is not a business day, we will make the payment on the next business day, and no interest will accrue as a result of the delay in payment. A “business day” is any day other than a Saturday or Sunday or other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

The indenture does not contain any financial covenants. See “— Certain Covenants.” The indenture and the notes will not limit the amount of debt we or any of our subsidiaries may incur. The indenture does not require us to maintain any sinking fund or other reserves for the notes.

We or a third party may, to the extent permitted by applicable law, at any time purchase notes in the open market, by tender at any price or by private agreement. Any note that we purchase or a third party purchases may, to the extent permitted by applicable law, be re-issued or resold or may, at our or such third party’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

The notes are not subject to defeasance or covenant defeasance prior to the Company electing to terminate conversion rights as described below under “— Our Right to Terminate Conversion Rights.”

Ford may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity, conversion rate and other terms as the notes. Any additional notes will, together with the notes, constitute a single series of the notes under the indenture. No additional notes may be issued as part of the same series if an Event of Default has occurred and is continuing with respect to the notes.

Only registered holders of notes will have rights under the indenture.

Ranking

The notes will be:

•	our senior unsecured obligations;

•	effectively junior to any existing or future secured debt, including our obligations under our credit agreement and our Department of Energy ATVM loan facility, to the extent of the collateral securing such debt;

•	equal in ranking to any existing or future unsecured senior debt;

•	structurally subordinated to all existing and future liabilities of our subsidiaries, including debt for borrowed money, guarantees of our credit agreement and our Department of Energy ATVM loan facility, trade payables, lease commitments and pension and postretirement healthcare and life insurance liabilities; and

•	senior in right of payment to all our existing and future subordinated debt, including $3.03 billion of our 6.50% Junior Subordinated Convertible Debentures due 2032, including interest deferred thereon, as of June 30, 2009.

As of June 30, 2009, we (excluding our subsidiaries) had approximately $24.0 billion of indebtedness, including approximately $14.7 billion of secured indebtedness. As of June 30, 2009, our subsidiaries (other than our financial services sector, including FMCC) had approximately $9.9 billion of indebtedness and trade and other payables but excluding guarantees under our credit agreement and the Department of Energy ATVM arrangement agreement. As of June 30, 2009, our financial services sector had approximately $107.7 billion of consolidated indebtedness, including approximately $104.7 billion of consolidated indebtedness of FMCC, all of which would have been structurally senior to the notes.

We have only a stockholder’s claim on the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries, including without limitation the guarantees of our credit agreement and our Department of Energy ATVM loan facility. Holders of the notes will be creditors of only Ford, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors, as well as the claims of preferred stockholders, will be effectively senior to the notes.

The notes are obligations exclusively of Ford. A significant portion of our operations is conducted through subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our subsidiaries to pay dividends and make loans and advances to us.

Conversion Rights

General

Prior to October 15, 2016, subject to our right to terminate holders’ conversion rights on or after November 20, 2014 as described below, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “— Conversion upon Satisfaction of Closing Sale Price Condition,” “— Conversion upon Satisfaction of Trading Price Condition,” “— Conversion upon Specified Corporate Transactions” and “— Conversion upon Termination of Conversion Right.” On or after October 15, 2016, subject to our right to terminate holders’ conversion rights on or after November 20, 2014 as described below, holders may convert all or a portion of their notes at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate will initially be 107.5269 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $9.30 per share of our common stock). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus supplement as the “conversion rate” and the “conversion price,” respectively, and will be subject to adjustment as described below. Subject to the foregoing limitations, a holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “— Settlement upon Conversion.” In addition, at any time on or prior to the 22nd  business day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to notes to be converted as described under “— Settlement upon Conversion — Our Right to Irrevocably Elect Net Share Settlement upon Conversion.” Our ability to do so may, however, be limited by the covenants in our credit agreement and our Department of Energy ATVM loan facility. The trustee will initially act as the conversion agent.

Subject to our right to terminate holders’ conversion rights, holders may surrender their notes for conversion under the circumstances described below.

Conversion upon Satisfaction of Closing Sale Price Condition

Prior to October 15, 2016, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after the fiscal quarter ending December 31, 2009 if the closing sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the applicable trading day.

The “closing sale price” of our common stock or any other security on any date means the last reported per share sale price (or, if no last sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported on the New York Stock Exchange, or if our common stock or such other security is not listed on the New York Stock Exchange, as reported by the principal United States national or regional securities exchange or quotation system on which our common stock or such other security is then listed or quoted. In the absence of such quotations, our board of directors will make a good faith determination of the closing sale price.

A “trading day” means (x) if the applicable security is listed on the New York Stock Exchange, a day on which trades may be made thereon or (y) if the applicable security is listed or admitted for trading on the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or another national securities exchange or market, a day on which the American Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or another national securities exchange or market is open for business or (z) if the applicable security is not so listed, admitted for trading or quoted, any business day.

Conversion upon Satisfaction of Trading Price Condition

Prior to October 15, 2016, a holder of notes may surrender all of a portion of its notes for conversion during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of that five consecutive trading-day period was less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate for the notes for such trading day (the “trading price condition”).

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $1,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate.

The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the closing sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders, the trustee and the conversion agent. The trustee will initially act as the bid solicitation agent.

Conversion upon Specified Corporate Transactions

Certain Distributions

If, prior to October 15, 2016, we elect to:

•	issue to all or substantially all holders of our common stock rights, options or warrants (in the case of rights issued under our current rights plan or any future rights plan, only following the distribution of separate certificates evidencing such rights) entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase shares of our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the average of the closing sale prices of our common stock for the ten consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-date for such issuance; or

•	distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the closing sale price of our common stock on the trading day immediately preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 30 business days prior to the ex-date for such issuance or distribution. Once we have given such notice, holders may surrender all or a portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-date and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

Certain Corporate Events

If, prior to October 15, 2016, a transaction or event that constitutes a “designated event” (as defined under “— Adjustment to Conversion Rate upon a Designated Event”) occurs, or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, holders may surrender all or a portion of their notes for conversion at any time from or after the date that is 30 business days prior to the anticipated effective date of the transaction until 35 business days after the actual effective date of such transaction or, if such transaction also constitutes a designated event or change in control, until the close of business on the business day immediately preceding the related repurchase date in respect of such designated event or change in control. We will notify holders of the notes and the trustee (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 30 business days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 30 business days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction. We will also issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases.

Conversion upon Termination of Conversion Right

Prior to October 15, 2016, if we elect to terminate holders’ conversion rights, holders may convert all or a portion of their notes during the period from, and including, the date of our notice of such termination, to the close of business on the business day prior to the date of such termination, even if the notes are not otherwise convertible at such time, after which time the holder’s right to convert will expire. We may elect to terminate a holder’s conversion rights on or after November 20, 2014 if the closing sale price (as defined above) of our common stock exceeds 130% of the then applicable conversion price for 20 trading days in any consecutive 30 trading-day period as described under “— Our Right to Terminate Conversion Rights.”

Conversions on or after October 15, 2016

On or after October 15, 2016, subject to our right to terminate holders’ conversion rights on or after November 20, 2014 as described below, a holder may convert any of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Unless earlier terminated as described above, a holder’s rights to surrender notes for conversion will expire at the close of business on the business day immediately preceding November 15, 2016.

Conversion Procedures

A holder may convert all or part of any note by delivering the note at the corporate trust office of the trustee, The Bank of New York Mellon, accompanied by a duly signed and completed conversion notice, a copy of which may be obtained from the trustee. The “conversion date” will be the date on which the note and the duly signed and completed conversion notice are so delivered and any payment described below is made.

To convert a note represented by a global security, a holder must convert by book-entry transfer to the conversion agent through the facilities of DTC.

Subject to our right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “— Settlement upon Conversion,” and if we have not elected to satisfy entirely or partially our conversion obligation in cash, as soon as practicable after we are required to notify you of our choice of method of settlement, we will issue and deliver to the trustee a certificate or certificates for the number of full shares of our common stock issuable upon conversion, together with a cash payment in lieu of any fraction of a share. The certificate(s) will then be sent by the trustee to the conversion agent for delivery to the holder of the note being converted. Any shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable.

If a holder has already delivered a repurchase notice, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the immediately preceding interest payment date to the date of conversion, except as described below. However, if you are a holder of a note on a regular record date, including a note surrendered for conversion after the regular record date but prior to the corresponding interest payment date, you will receive the full amount of interest payable on such note on the next succeeding interest payment date. Accordingly, any note surrendered for conversion during the period from the close of business on a regular record date to the opening of business on the next succeeding interest payment date must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. The foregoing sentence shall not apply (1) for conversions following the regular record date immediately preceding the maturity date, (2) if we have given notice of a designated event or change in control as described under “— Repurchase upon a Designated Event or Change in Control,” (3) if we have given notice to terminate holders’ conversion rights as described under “— Our Right to Terminate Conversion Rights,” or (4) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such notes.

No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made upon conversion. Holders of our common stock issued upon conversion will not be entitled to receive any dividends payable to holders of our common stock as of any record time or date before the close of business on the conversion date. We will not issue fractional shares of common stock upon conversion. Instead, we will pay cash in lieu of fractional shares of common stock. Delivery of our common stock (or cash or a combination of cash and shares of common stock, if we so elect) will be deemed to satisfy our obligation to pay all amounts owed on the notes, including accrued interest. Accrued and unpaid interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion rate to account for the accrued interest. For a summary of the material U.S. federal income tax considerations relating to conversion of a note, see “Material United States Federal Income and Estate Tax Considerations — U.S. Holders — Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion or Repurchase of the Notes” and “Material United States Federal Income and Estate Tax Considerations — Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock.”

We have initially appointed the trustee as conversion agent. We may terminate the appointment of any conversion agent or appoint additional or other conversion agents. Notice of any termination or appointment and of any change in the office through which any conversion agent will act will be given in accordance with “— Notices” below.

A holder will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than such holder’s. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by a holder have been paid.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, in satisfaction of our obligation to settle such conversion, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method,” and we refer to the amount of cash and/or the number of shares of our common stock so deliverable upon conversion of the notes as the “conversion obligation.”

All conversions occurring on or after October 15, 2016, and all conversions on or after the date on which we notify holders of our election to terminate their conversion rights, will be settled using the same settlement method. Prior to October 15, 2016, except for conversions occurring on or after the date on which we notify holders of our election to terminate their conversion rights, we will use the same settlement method for all conversions occurring on the same conversion date. However, except as set forth in the second immediately preceding sentence, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions through physical settlement, and choose on another trading day to settle conversions through cash settlement or combination settlement. Unless we have previously irrevocably elected net share settlement (as defined below), if we elect a settlement method, we will inform holders so converting through the trustee of such settlement method we have selected no later than the second trading day immediately following the related conversion date (or in the case of any conversions occurring on or after (i) the date on which we notify holders of our election to terminate their conversion rights, concurrently with our election to terminate their conversion rights or (ii) October 15, 2016, no later than October 15, 2016). Unless we have previously irrevocably elected net share settlement, if we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or combination settlement and we will be deemed to have elected physical settlement in respect of our conversion obligation, as described below. If we have timely elected combination settlement, but do not indicate the amount to be satisfied in cash in our settlement method notification, the specified dollar amount (as defined below) per $1,000 principal amount of notes will be $1,000.

The consideration due upon conversion will be computed as follows:

•	if we elect (or are deemed to have elected) physical settlement, we will deliver to the converting holder a number of shares of our common stock equal to the product of (1) the aggregate principal amount of notes to be converted, divided by $1,000 and (2) the applicable conversion rate;

•	if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values (as defined below) for each of the 20 consecutive trading days during the relevant cash settlement averaging period (as defined below); and

•	if we elect combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the relevant cash settlement averaging period.

The “daily settlement amount,” for each of the 20 consecutive trading days during the cash settlement averaging period, shall consist of:

•	cash equal to the lesser of (i) the dollar amount per note to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP of our common stock for such trading day.

The “daily conversion value” means, for each of the 20 consecutive trading days during the cash settlement averaging period, 5% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such trading day.

The “daily VWAP ” of our common stock means, for each of the 20 consecutive trading days during the applicable cash settlement averaging period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “F.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock (or one unit of reference property consisting of marketable equity securities) on such trading day using a volume-weighted average method (or in the case of reference property consisting of cash, the amount thereof or in the case of reference property other than marketable equity securities or cash, the market value thereof), in each case, as determined by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

The “cash settlement averaging period” with respect to any note surrendered for conversion means:

•	subject to the immediately succeeding bullet point, if the relevant conversion date occurs on or after October 15, 2016, the 20 consecutive trading-day period beginning on, and including, the 22nd business day immediately preceding November 15, 2016; and

•	if the relevant conversion date occurs on or after the date on which we notify holders of our election to terminate their conversion rights, the 20 consecutive trading-day period beginning on, and including, the 22nd business day immediately preceding the effective date of such termination; and

•	in all other cases, the 20 consecutive trading-day period beginning on, and including, the third trading day after the relevant conversion date.

We will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, and on the third business day immediately following the last trading day of the relevant cash settlement averaging period, in the case of any other settlement method (including if we have irrevocably elected net share settlement).

We will deliver cash in lieu of any fractional share of common stock (calculated on an aggregate basis for the notes surrendered by a holder for conversion) issuable upon conversion based on the daily VWAP of the common stock on the relevant conversion date (in the case of physical settlement) or based on the daily VWAP on the last trading day of the relevant cash settlement averaging period (in the case of combination settlement or if we have irrevocably elected net share settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant cash settlement averaging period (in the case of combination settlement or if we have irrevocably elected net share settlement).

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

A “scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

Our Right to Irrevocably Elect Net Share Settlement upon Conversion

At any time on or prior to the 22nd business day preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the notes to be converted after the date of such election with a combination of cash and shares of our common stock, in which case we will settle all subsequent conversions as if we had elected combination settlement with a specified dollar amount of $1,000 per $1,000 principal amount of notes to be converted (“net share settlement”) for purposes of the calculation of the daily settlement amount above.

If we make such election, we will notify the trustee and the holders of notes at their addresses shown in the register of the registrar.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may direct the conversion agent to surrender, on or prior to the second business day immediately following the applicable conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to deliver, in exchange for such notes, cash, shares of our common stock or a combination thereof, as applicable, due upon conversion, all as provided above under “— Settlement upon Conversion.” By the close of business on the second business day immediately following the applicable conversion date, we will notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, the cash, shares of our common stock or a combination thereof, as applicable, due in respect of such conversion.

If the designated financial institution accepts any such notes, it will deliver the cash, shares of our common stock or a combination thereof, as applicable, if any, to the conversion agent, and the conversion agent will deliver such cash, shares of our common stock or a combination thereof, as applicable, to such holder no later than the third business day immediately following (x) the conversion date (if we have elected physical settlement) or (y) the last trading day of the applicable cash settlement averaging period (in the case of any other settlement method (including if we have irrevocably elected net share settlement)). Any notes exchanged by the designated financial institution will remain outstanding. If the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the notes for exchange, we will, as promptly as practical thereafter, convert the notes and pay or deliver, as the case may be, the cash, shares of our common stock or a combination thereof, as described above under this “— Conversion Rights” section.

Our designation of a financial institution to which the notes may be submitted for exchange does not require the institution to accept any notes (unless the designated financial institution has separately made an agreement with us). We may, but will not be obligated to, pay any consideration to, or otherwise enter into any agreement with, the designated financial institution for or with respect to such designation.

Our Right to Terminate Conversion Rights

We may elect, in our sole discretion, upon at least 30 and not more than 60 days’ notice given in the manner provided in the indenture, to terminate your right to convert the notes if the closing sale price of our common stock on or after November 20, 2014 exceeds 130% of the then applicable conversion price, as adjusted as described under “— Conversion Rate Adjustments,” for 20 trading days in any consecutive 30 trading-day period ending on the trading day either (a) five days prior to the mailing of the notice of termination of conversion rights, provided that the closing sale price of our common stock on such 30th trading day exceeded 130% of the then applicable conversion price, or (b) immediately prior to the mailing of the notice of termination of conversion rights, regardless of the price of our common stock on such 30th trading day. If we make such election, we will notify the trustee and the holders of notes at their addresses shown in the register of the registrar and we will, on a date not less than 30 days prior to the date on which conversion rights terminate, disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similarly broad public medium that is customary for such press releases.

Adjustment to Conversion Rate upon a Designated Event

If the effective date of a transaction that constitutes a “designated event” (as defined below) occurs on or prior to the maturity date of the notes, and a holder elects to convert its notes in connection with such designated event, we will increase the applicable conversion rate for the notes surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” a designated event if such notes are surrendered for conversion during the period commencing on the effective date of such transaction (the “effective date”) and ending on the repurchase date in connection with such transaction, if applicable, or, if there is no repurchase date as described below under “— Repurchase upon a Designated Event or Change in Control,” ending on the 30th calendar day following the effective date of such transaction.

We will mail notice of such a designated event to holders and issue a press release as described above under “— Conversion Rights — Conversion upon Specified Corporate Transactions.”

The number of additional shares to be added to the conversion rate upon a designated event will be determined by reference to the table below and is based on the effective date and the “applicable price” for such transaction.

The “applicable price” for any designated event means:

•	with respect to any designated event described in clause (3) of the definition of designated event, if the consideration paid to holders of our common stock in connection with such transaction consists exclusively of cash, the amount of such cash per share of our common stock; and

•	in all other cases, the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the effective date of such designated event.

The applicable prices set forth in the first row of the table below (i.e., the column headers), will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted applicable prices will equal the applicable prices in effect immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate in effect immediately prior to such adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be subject to adjustment in the same manner and at the same time as the conversion rate as set forth under “— Conversion Rights — Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be added to the conversion rate per $1,000 principal amount of notes for the specified effective dates and applicable prices:

	Applicable Price
Effective date	$7.44	$8.00	$10.00	$12.00	$14.00	$16.00	$18.00	$20.00	$22.00	$24.00	$26.00	$28.00	$30.00	$32.00

November 9, 2009	26.8817	25.2632	17.2721	12.5344	9.4742	7.3709	5.8559	4.7246	3.8551	3.1713	2.6236	2.1783	1.8118	1.5071
November 15, 2010	26.8817	25.1001	16.6912	11.8336	8.7745	6.7208	5.2723	4.2099	3.4060	2.7819	2.2871	1.8883	1.5622	1.2926
November 15, 2011	26.8817	24.7086	15.7523	10.7459	7.7045	5.7362	4.3959	3.4441	2.7439	2.2130	1.8004	1.4727	1.2080	0.9910
November 15, 2012	26.8817	24.2489	14.4732	9.2209	6.1930	4.3510	3.1779	2.3984	1.8589	1.4714	1.1824	0.9603	0.7846	0.6424
November 15, 2013	26.8817	23.4136	12.4033	6.7248	3.7297	2.1501	1.3170	0.8714	0.6239	0.4765	0.3808	0.3119	0.2586	0.2148
November 15, 2014	26.8817	22.5755	9.4819	1.8374	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2015	26.8817	20.9167	7.5349	1.2560	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
November 15, 2016	26.8817	17.4731	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact applicable price and effective date may not be set forth in the table above, in which case:

•	if the actual applicable price is between two applicable prices in the table or the effective date is between two effective dates in the table, the increase in the conversion rate will be determined by straight-line interpolation between the numbers set forth for the higher and lower applicable prices, and/or the earlier and later effective dates, based on a 365-day year, as applicable;

•	if the actual applicable price is equal to or in excess of $32.00 per share (subject to adjustment in the same manner as the applicable prices in the table above), we will not increase the conversion rate applicable to the converted note; and

•	if the actual applicable price is equal to or less than $7.44 per share (the closing sale price of our common stock on the date of this prospectus supplement) (subject to adjustment in the same manner as the applicable prices in the table above), we will not increase the conversion rate applicable to the converted note.

Notwithstanding the foregoing, in no event will we increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 134.4086 shares per $1,000 principal amount of note, subject to adjustment in the same manner and at the same time as the conversion rate as set forth under clauses (1) through (4) under “— Conversion Rights — Conversion Rate Adjustments.”

A “designated event” means any of the following:

(1)	more than 50% of the voting power of our voting stock (as defined below) being held by a person or persons (other than Permitted Holders) who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of Ford (within the meaning of Section 13(d)(3) of the Exchange Act),

(2)	more than 50% of the voting power of our voting stock (as defined below) being held by a person or persons who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of Ford (within the meaning of Section 13(d)(3) of the Exchange Act), where such person or persons are Permitted Holders, resulting in our common stock (or other securities or property into which the notes are then convertible) no longer being listed for trading on the New York Stock Exchange or listed, approved for trading or quoted on any other U.S. national securities exchange or other similar market, or

(3)	we consolidate or merge with or into another person (other than one of our subsidiaries), or convey, sell, transfer or lease all or substantially all of our assets to another person (other than to one of our subsidiaries), or any person (other than one of our subsidiaries) merges into or consolidates with us, and our outstanding common stock is reclassified into, converted for or converted into the right to receive any property or security, provided that no such transaction will constitute a “designated event” if persons that beneficially own (as determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions) our common stock immediately prior to the transaction beneficially own, directly or indirectly, common stock representing at least a majority of the voting power of all common stock of the surviving person after the transaction in substantially the same proportion as their voting power immediately prior to the transaction.

“Permitted Holders” means holders of our Class B stock on the date the notes are originally issued and such other holders of Class B stock from time to time; provided that such holder satisfies the qualifications set forth in clauses (i) through (vii) of subsection 2.2 of Article Fourth of our restated certificate of incorporation as in effect on the date the notes are originally issued.

On September 30, 2009, 70,852,076 shares of Class B stock were outstanding, representing 40% of the general voting power.

“Voting stock” means with respect to any person, such person’s capital stock having the right to vote for the election of directors (or the equivalent thereof) of such person under ordinary circumstances.

Notwithstanding the foregoing, no increase in the conversion rate will be made in the case of any designated event if at least 90% of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in a transaction otherwise constituting a designated event consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or quoted on a U.S. national securities exchange or other similar market, or will be so traded immediately following such transaction, and as a result of such transaction the notes become convertible solely into such consideration.

The definition of designated event includes a phrase relating to the conveyance, sale, transfer or lease of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, our obligation to increase the conversion rate as described above as a result of the conveyance, sale, transfer or lease of less than all of our assets may be uncertain.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Rate Adjustments

The conversion rate will be adjusted for the following events:

(1) the issuance of our common stock as a dividend or distribution to all holders of our common stock, or a subdivision or combination of our common stock, in which event the conversion rate will be adjusted based on the following formula:

where,

CR(0) =	the conversion rate in effect immediately prior to the open of business on the ex-date of such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as applicable;

CR(1) =	the conversion rate in effect immediately after the open of business on such ex-date or effective date;

OS(0) =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date or effective date; and

OS(1) =	the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such event.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date for such subdivision or combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, or any subdivision or combination of the type described in this clause (1) is announced but the outstanding shares of our common stock are not subdivided or combined, as the case may be, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, or not to subdivide or combine the outstanding shares of our common stock, as the case may be, to the conversion rate that would then be in effect if such dividend, distribution, subdivision or combination had not been declared or announced.

(2) the issuance to all holders of our common stock of rights, options or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights, options or warrants to purchase shares of our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock, in which event the conversion rate will be adjusted based on the following formula:

where,

CR(0) =	the conversion rate in effect immediately prior to the open of business on the ex-date for such issuance;

CR(1) =	the conversion rate in effect immediately after the open of business on such ex-date;

OS(0) =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-date;

X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y =	the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our common stock for the ten consecutive trading days ending on the trading day immediately preceding the ex-date.

Any adjustments made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be re-adjusted to the conversion rate that would then be in effect had the adjustment with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be adjusted to the conversion rate that would then be in effect if such ex-date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than (or having a conversion price per share less than) the current market price of our common stock, and in determining the aggregate offering price of such shares of the common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined in good faith by our board of directors.

(3) the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness, rights, options or warrants to purchase our securities, or our assets (excluding any dividend, distribution or issuance covered by clauses (1) or (2) above or (4) or (5) below), in which event the conversion rate will be adjusted based on the following formula:

where,

CR(0) =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR(1) =	the conversion rate in effect immediately after the open of business on such ex-date;

SP(0) =	current market price of our common stock; and

FMV =	the fair market value (as determined by our board of directors), on the ex-date for such dividend or distribution, of the shares of capital stock, evidences of indebtedness or assets so distributed, expressed as an amount per share of our common stock.

If “FMV” (as defined above) is equal to or greater than the “SP(0)” (as defined above), in lieu of the foregoing adjustment, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-date for the dividend or distribution.

Any adjustment made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-date for such dividend or distribution. If such dividend or distribution is not so paid or made, the conversion rate shall be re-adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

If the transaction that gives rise to an adjustment pursuant to this clause (3) is, however, one pursuant to which the payment of a dividend or other distribution on our common stock consists of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or, when issued, will be, traded or quoted on the New York Stock Exchange or any other national or regional securities exchange or market, then the conversion rate will instead be adjusted based on the following formula:

where,

CR(0) =	the conversion rate in effect immediately prior to the close of business on the last trading day of the valuation period (as defined below);

CR(1) =	the conversion rate in effect immediately after the close of business on the last trading day of the valuation period;

FMV(0) =	the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the 10 consecutive trading-day period after, and including, the third trading day immediately following the ex-date of the spin-off (the “valuation period”); and

MP(0) =	the average of the closing sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period, but will be given effect as of the open of business on the ex-date for the spin-off. If the ex-date for the spin-off is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references with respect to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-date for such spin-off to, and including, the last trading day of such cash settlement averaging period.

(4) dividends or other distributions consisting exclusively of cash to all holders of our common stock, in which event the conversion rate will be adjusted based on the following formula:

where,

CR(0) =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR(1) =	the conversion rate in effect immediately after the open of business on such ex-date;

SP(0) = the current market price of our common stock; and

C      = the amount in cash per share we distribute to holders of our common stock.

If “C” (as defined above) is equal to or greater than “SP(0)” (as defined above), in lieu of the foregoing adjustment, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-date for such cash dividend or distribution. Such adjustment shall become effective immediately after the open of business on the ex-date for such dividend or distribution. If such dividend or distribution is not so paid or made, the conversion rate shall be re-adjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5) we or one or more of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer (other than offers not subject to Rule 13e-4 under the Exchange Act) by us or one of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock validly tendered or exchanged exceeds the closing price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

where,

CR(0) =	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following the expiration date;

CR(1) =	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following the expiration date;

FMV =	the fair market value (as determined by our board of directors), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “purchased shares”);

OS(1) =	the number of shares of our common stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) less any purchased shares;

OS(0) =	the number of shares of our common stock outstanding at the expiration time, including any purchased shares; and

SP(1) =	the average of the closing sale prices of our common stock for the 10 consecutive trading days commencing on, and including, the trading day immediately following the expiration date.

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following the expiration date, but will be given effect at the open of business on the trading day immediately following the expiration date. If the trading day immediately following the expiration date is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the expiration date to, and including, the last trading day of such cash settlement averaging period. If we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate shall be re-adjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

“Current market price” of our common stock, on any day, means the average of the closing sale prices of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-date” with respect to the issuance or distribution requiring such computation.

“Record date” means, for purposes of this section, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which our common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or by statute, contract or otherwise).

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-date as described above, and a holder that has converted its notes on or after such ex-date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “— Settlement upon Conversion” based on an adjusted conversion rate for such ex-date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

If a shareholders rights plan under which any rights are issued provides that each share of common stock issued upon conversion of notes at any time prior to the distribution of separate certificates representing such rights will be entitled to receive such rights, there shall not be any adjustments to the conversion privilege or conversion rate. If prior to any conversion, the rights have separated from the common stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, our assets, debt securities or rights as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

The indenture does not require us to adjust the conversion rate for any of the transactions described above if we make provision for holders of the notes to participate in the transaction without conversion on a basis and with notice that our board of directors determines to be fair and appropriate or in certain other cases.

Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Notwithstanding anything in this section “— Conversion Rate Adjustments” to the contrary, the conversion rate as adjusted in accordance with this section will not exceed 134.4086 shares per $1,000 principal amount of notes, other than on account of adjustments to the conversion rate in the manner set forth in clauses (1) through (4) above.

We will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate; provided that we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually, on the anniversary of the first date of issue of the notes and otherwise (b)(1) five business days prior to the maturity date of the notes or (2) five business days prior to the termination date with respect to holders’ conversion rights or any repurchase date, unless such adjustment has already been made.

We may from time to time, to the extent permitted by law and subject to applicable rules of the New York Stock Exchange, increase the conversion rate of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our board of directors deems advisable, including to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in taxable dividend income to the holders of common stock. In addition, non-U.S. holders of notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material United States Federal Income and Estate Tax Considerations — U.S. Holders — Constructive Distributions” and “Material United States Federal Income and Estate Tax Considerations — Non-U.S. Holders — Dividends and Constructive Dividends.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale or conveyance to a third party of all or substantially all of our assets, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert such note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a share of common stock would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of such notes, as set forth under “— Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “— Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “— Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the closing sale price and the daily VWAP for purposes of the provisions set forth under “— Settlement upon Conversion” above will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. In the event holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the type and amount of consideration that holders of notes would have been entitled to receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing. For a discussion of the tax consequences to a holder of changes to the conversion rate of the notes, see “Material United States Federal Income and Estate Tax Considerations — U.S. Holders — Constructive Distributions,” and “Material United States Federal Income and Estate Tax Considerations — Non-U.S. Holders — Dividends and Constructive Dividends.”

Adjustments of Average Prices

Whenever any provision of the indenture requires us to calculate an average of closing sale prices over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, at any time during the period from which the average is to be calculated.

Redemption by Ford

We may not redeem the notes at our option prior to the date on which holders’ conversion rights terminate upon our election as described above under “— Conversion Rights — Our Right to Terminate Conversion Rights.” However, starting on the date of such termination and on any business day thereafter, we may redeem all or any portion of the notes, for cash, at once or from time to time, upon at least 30 and not more than 60 days’ notice given in the manner provided in the indenture, at a redemption price equal to 100% of the principal amount to be redeemed, together with accrued and unpaid interest thereon, up to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Repurchase upon a Designated Event or Change in Control

If a “designated event” (as defined above under “— Conversion Rights — Adjustment to Conversion Rate upon a Designated Event”) or a “change in control” (as defined below) occurs, holders will have the right, at their option, to require us to repurchase their notes not previously repurchased or called for redemption, in whole or in part. The repurchase price we are required to pay is 100% of the principal amount of the notes to be repurchased, plus any accrued but unpaid interest to, but not including, the repurchase date (unless the repurchase date is after a record date and on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued but unpaid interest to the holder of record on such regular record date and the repurchase price will be equal to 100% of the principal amount of the notes to be repurchased). With respect to any event that is a “change in control,” we will pay the repurchase price in cash. With respect to any designated event that is not a change in control, we will pay the repurchase price in shares of our common stock (or such other consideration into which the shares of our common stock have been converted or exchanged in connection with the designated event). In the event holders of our common stock have the opportunity to elect the form of consideration to be received in connection with such designated event, the type and amount of consideration that holders of notes will receive upon repurchase will be deemed to be the weighted average of the types and amounts of consideration received by holders of our common stock as a result of such designated event.

A “change in control” means either of the following:

•	more than 50% of the voting power of our voting stock being held by a person or persons (other than Permitted Holders) who “act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities” of Ford (within the meaning of Section 13(d)(3) of the Exchange Act); or

•	Continuing Directors (as defined below) cease to constitute at least a majority of our board of directors.

“Continuing Director” means at any date, an individual (a) who is a member of our board of directors on the date the notes are originally issued, (b) who has been elected as a member of our board of directors with a majority of the total votes of Permitted Holders that were cast in such election voted in favor of such member or (c) who has been nominated to be a member of our board of directors by a majority of the other Continuing Directors then in office.

Notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes in connection with a designated event or change in control, and we will not be required to deliver a notice of such designated event or change in control incidental thereto, if

•	the closing sale price of our common stock for any five trading days within the period of ten consecutive trading days ending immediately after the later of the change in control or designated event or the public announcement thereof, in the case of an acquisition of capital stock or resulting from a change in Continuing Directors, or the period of ten consecutive trading days ending immediately before the change in control or designated event, in the case of a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those five trading days; or

•	at least 90% of the consideration, excluding cash payments for fractional shares of our common stock and cash payments made pursuant to dissenters’ appraisal rights, in a transaction otherwise constituting a change in control or designated event consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or quoted on a U.S. national securities exchange or other similar market or will be so traded immediately following such transaction, and as a result of such transaction the notes become convertible solely into such consideration, subject in all respects to the provision set forth under “— Settlement upon Conversion” above.

We are obligated to give each registered holder of notes notice of the designated event or change in control within 30 days after the occurrence thereof, which notice must state, among other things, the repurchase right arising as a result of the designated event or change in control and the procedures that holders must follow to exercise these rights. We must also deliver a copy of this notice to the trustee and issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News or other similar broad public medium that is customary for such press releases. To exercise the repurchase right, a registered holder must deliver on or before the 30th business day after the date of our notice irrevocable written notice to the trustee of such holder’s exercise of its repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the 30th business day after the date of our notice. The repurchase notice given by each holder electing to require us to purchase notes must state:

•	the certificate numbers of the holder’s notes to be delivered for repurchase;

•	the aggregate principal amount of notes to be repurchased; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes.

If the notes are not in certificated form, the repurchase notice must comply with appropriate DTC procedures.

Our ability to repurchase notes may be limited by the terms of our then existing credit facilities. The indenture will prohibit us from repurchasing notes in connection with the holders’ right to require us to repurchase the notes as described above if any event of default under the indenture has occurred and is continuing, except a default in the payment of the repurchase price with respect to the notes. As a result, if an event of default has occurred and is continuing, we will also default on the payment of the repurchase price of any notes that we are required to repurchase.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the trustee prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal shall state:

•	the certificate numbers of the notes being withdrawn;

•	the aggregate principal amount of the notes being withdrawn; and

•	the aggregate principal amount, if any, of the notes that remain subject to the repurchase notice.

If a holder has delivered a repurchase notice, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Our obligation to pay the repurchase price for a note as to which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the note, together with the necessary endorsements, to the trustee at any time after delivery of the repurchase notice. We will cause the repurchase price for the note to be paid on the later of the business day immediately following the repurchase date or the time of delivery of the note.

If the trustee holds money or securities sufficient to pay the repurchase price of the note on the business day immediately following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the trustee. After the note ceases to be outstanding, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

In connection with a designated event that is not a change in control, we will deliver to you a number of shares (or other securities or property, as applicable) determined by the following formula:

Purchase price to be settled by delivering stock (or other securities or property)
applicable settlement value

The “applicable settlement value” means, with respect to shares of our common stock, the greater of (1) the average of the closing sale prices per share of our common stock for the five consecutive trading days immediately preceding the repurchase date, multiplied by 99% or (2) $4.96 (approximately two-thirds of the closing sale price of our common stock on the date of this prospectus supplement) (subject to adjustment). In the case of a designated event in which the shares of our common stock have been, as of the effective date, converted into or exchanged for the right to receive other securities or property, the “applicable settlement value” per security or unit of property shall be calculated as follows:

(a) for securities that are traded or quoted on a U.S. national securities exchange or other similar market, the average of the closing sale prices of such securities for the five consecutive trading days immediately preceding the repurchase date, or

(b) for other consideration that holders will have the right to receive, the value determined by our board of directors in good faith.

We will pay cash for fractional shares (calculated on an aggregate basis in the notes you have surrendered for purchase) based on the applicable settlement value.

Because the average closing sale price of our shares of common stock or the other securities will be determined prior to the repurchase date, holders of notes bear the market risk that our shares of common stock or such other securities will decline in value between the date the applicable settlement value is determined and the repurchase date.

In connection with any repurchase rights arising as a result of the occurrence of a change in control or designated event, we will:

•	comply in all material respects with the applicable provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that may then apply;

•	file a Schedule TO, if required, or any other required schedule under the Exchange Act; and

•	otherwise comply with the federal and state securities laws.

The foregoing provisions would not necessarily provide you with protection if we are involved in a highly leveraged or other transaction that may adversely affect you. For example, we could, in the future, enter into transactions, including recapitalizations, that would not constitute a designated event or change in control but that would increase the amount of our indebtedness or our subsidiaries’ indebtedness, some or all of which could be effectively senior to the notes.

Furthermore, holders may not be entitled to require us to repurchase their notes in certain circumstances involving a significant change in the composition of our board, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “Continuing Directors” above.

We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the notes that might be surrendered by holders seeking to exercise the repurchase right. Moreover, a change in control or designated event could cause an event of default under, or be prohibited or limited by, the terms of our other debt. If we were to fail to repurchase the notes when required following a change in control or designated event, an Event of Default under the indenture would occur. Any such default may, in turn, cause an event of default under our other debt.

Certain Covenants

The provisions set forth under the headings “Description of Debt Securities — Limitations on Liens,” “Description of Debt Securities — Limitations on Sales and Leasebacks” and “Description of Debt Securities — Merger and Consolidation” in the accompanying prospectus will not apply to the notes.

Merger, Consolidation or Sale of Assets

We will not consolidate with or merge with or into, or sell, convey, assign, transfer, lease, or otherwise dispose of all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture.

Upon any such consolidation, merger or sale, conveyance, assignment, transfer, lease or other disposition, the resulting, surviving or transferee person (if not us) shall succeed to us, and may exercise every right and power of ours, under the indenture, and, except in the case of a lease, we shall be discharged from our obligations under the notes and the indenture.

Events of Default and Remedies

The following will be “Events of Default” for the notes:

•	failure to pay accrued and unpaid interest on the notes for 30 days after becoming due;

•	failure to pay the principal amount, redemption price or repurchase price of any note for five business days after such amount becomes due and payable on the notes;

•	failure by us to provide notice of a change in control in accordance with the terms of the indenture;

•	default in the delivery when due of all shares of common stock and any cash payable upon conversion with respect to the notes, which default continues for 15 days;

•	failure by us to comply with any of our other covenants in the notes or the indenture upon receipt by us of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and our failure to cure (or obtain a waiver of) such default within 90 days after receipt of such notice or such shorter period as set forth under “— Reports to Trustee”; and

•	certain events of bankruptcy, insolvency or reorganization with respect to Ford.

If an Event of Default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the notes can void the declaration. In the case of certain events of bankruptcy, insolvency or reorganization involving Ford, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event shall automatically become and be immediately due and payable.

An Event of Default for a particular series of debt securities under the indenture will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

The indenture provides that within 90 days after default under a series of debt securities, the trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders.

Other than its duties in case of a default, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable protection from expenses and liability. If they provide this reasonable indemnification, the holders of a majority of the total principal amount of the notes may direct the trustee how to act under the indenture.

Modification of the Indenture

The indenture permits us and the trustee to amend the indenture without the consent of the holders of notes:

•	to evidence the succession of another corporation and the assumption of our covenants under the indenture and the notes;

•	to add to our covenants or to the Events of Default, to surrender any right or power conferred upon us under the indenture or to make other changes which would not adversely affect in any material respect any holder of any outstanding notes;

•	to cure any ambiguity or to correct or supplement any provisions of the indenture which may be defective or inconsistent with any other provision of the indenture, or to make such other provisions with respect to matters or questions arising under the indenture provided that such other provisions shall not adversely affect the interest of the holders of the notes in any material respect;

•	to comply with the rules of any applicable securities depositary;

•	to add any guarantor with respect to the notes;

•	to secure the notes pursuant to the requirements of the indenture or otherwise;

•	to establish the form or terms of securities of any series; and

•	to evidence and provide for the acceptance of an appointment by a successor trustee with respect to one or more series of the securities and to change any provision of the indenture to accommodate the administration of trusts under the indenture by more than one trustee.

No amendment to the indenture made solely to conform the indenture to the description of the notes contained in this prospectus supplement and the accompanying prospectus will be deemed to adversely affect the interests of the holders of the notes.

The indenture also permits us and the trustee, with the consent of not less than a majority of the principal amount of the notes, to add any provisions to or change or eliminate any of the provisions of the indenture or to modify the rights of the holders of the notes; provided however that, without the consent of each holder affected thereby, we cannot:

•	change the maturity of the principal, premium, if any, or interest installment of any note;

•	reduce the principal amount or premium, if any, payable at maturity or upon repurchase or redemption, or interest rate of any note;

•	make any change that adversely affects conversion rights or conversion rate of any note;

•	make any change that adversely affects the right of a holder to require us to repurchase any note;

•	impair the right of any holder to convert or receive payment of principal and interest with respect to any note or the right to institute suit for the enforcement of any payment with respect to, or conversion of, any note;

•	change the place or currency of payment of principal or interest in respect of any note;

•	make any change in the amendment provisions which require each holder’s consent; and

•	reduce the percentage required for modifications.

The holders of not less than a majority of the principal amount of the notes may waive certain past defaults under the indenture.

Calculations in Respect of the Notes

We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, anti-dilution adjustments and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely on the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Form, Denomination, Transfer, Exchange and Book-Entry Procedures

The notes will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples.

The notes will be evidenced by one or more global notes, which will be deposited with the trustee, as custodian for the Depository Trust Company, or DTC, and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

•	DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note or DTC ceases to be a registered clearing agency or ceases doing business or announces an intention to cease doing business, and we do not appoint a successor depositary; or

•	an Event of Default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

So long as the notes are in global form, DTC or its nominee will be considered the sole owner and holder of the global note for all purposes, and as a result:

•	you cannot receive notes registered in your name if they are represented by the global note;

•	you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

•	you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

•	all payments on the global note will be made to DTC or its nominee.

The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants’ interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

We will make payments of interest on and principal of and the redemption or repurchase price of the global note to Cede, the nominee for DTC, as the registered owner of the global note. We will make these payments by wire transfer of immediately available funds on each payment date.

We have been informed that DTC’s practice is to credit participants’ accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

We understand that if less than all the notes are being redeemed, DTC’s practice is to determine by lot the amount of the holdings of each participant to be redeemed.

We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible, after the record date. The omnibus proxy assigns Cede’s consenting or voting rights to those participants to whose account the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

DTC has also advised us as follows:

•	DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

•	DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants;

•	participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations;

•	certain participants, or their representatives, together with other entities, own DTC; and

•	indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC’s or any participant’s records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

Reports to Trustee

We will furnish to the trustee copies of our annual reports on Form 10-K and our quarterly reports on Form 10-Q within 15 days after we are required to file the same with the SEC; provided that if we are not required to file such reports with the SEC, then within 15 days after we would be required to file these reports with the SEC if we had a security listed on a national securities exchange. Such 15-day period shall automatically be extended to the earlier of (a) the date that is five days prior to the date of the occurrence of any event of default (or any comparable term) under any series of our currently outstanding debt securities as a result of our failure to provide annual or quarterly financial statements to the extent required under the related indenture and (b) in the case of audited annual financial statements, within 240 days after the end of our fiscal year, and in the case of unaudited quarterly financial statements, within 220 days after the end of each of the first three quarterly periods of each fiscal year. If the period for filing any report is automatically extended for 85 or more days as described above, then the 90 day cure period for our failure to comply with our obligation to file such report will be reduced to 5 days. If, however, in connection with an event of default under another series of our debt securities, the period for filing such report is automatically extended for less than 85 days, then the number of days in such cure period shall be reduced to equal the number by which 90 exceeds the number of days of such extension.

We will also furnish the trustee with a certificate following the end of each fiscal year as to whether any default or Event of Default exists under the indenture.

Notices

Notice to holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Governing Law

The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank) is the trustee, security registrar, paying agent and the conversion agent.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, certain terms of which affect the common stock, and the preferred share purchase rights, one of which is attached to each share of our common stock, including shares issuable upon conversion of the notes offered hereby. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation and the preferred share rights plan. See “Where You Can Find More Information.”

Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

As of September 30, 2009, we had outstanding 3,244,302,913 shares of common stock and 70,852,076 shares of Class B stock.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation. Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.” Our senior secured credit facility and our Department of Energy ATVM loan facility contain a covenant restricting us from paying dividends (other than dividends payable solely in stock) on our common stock and Class B stock. Additionally, as announced on March 4, 2009, we deferred future interest payments on our 6.50% Junior Subordinated Convertible Debentures due January 15, 2032 beginning with the April 15, 2009 quarterly interest payment and the terms of the debentures prohibit us from paying dividends with respect to our common stock or Class B stock during such deferral period.

Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting — General. All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

Based on the number of shares of Class B stock and common stock outstanding as of March 18, 2009 each holder of Class B stock is entitled to 21.952 votes per share. Of the outstanding Class B stock as of March 18, 2009, 52,016,831 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default. It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

Non-Cumulative Voting Rights. Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights. Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series. All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

As described below, we have authorized a series of preferred stock in connection with our rights plan. See “Preferred Share Purchase Rights.”

Preferred Share Purchase Rights

On September 11, 2009, we entered into a Tax Benefit Preservation Plan with Computershare Trust Company, N.A., as rights agent, and our Board of Directors declared a dividend of one preferred share purchase right (the “Rights”) for each outstanding share of common stock, and each outstanding share of Class B stock under the terms of the Plan. Each share of common stock that is issuable upon conversion of the notes in this offering will be accompanied by a Right. Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $1.00 per share at a purchase price of $35.00 per one one-thousandth of a share of Preferred Stock, subject to adjustment. The description and terms of the Rights are set forth in the Plan.

Until the earlier to occur of (i) the close of business on the tenth business day following the public announcement that a person or group has become an “Acquiring Person” by acquiring beneficial ownership of 4.99% or more of the outstanding shares of common stock (or the Board becoming aware of an Acquiring Person, as defined in the Plan) or (ii) the close of business on the tenth business day (or, except in certain circumstances, such later date as may be specified by the Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (with certain exceptions) of 4.99% or more of the outstanding shares of common stock (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced, with respect to common stock and Class B stock certificates outstanding as of the Record Date (or any book-entry shares in respect thereof), by such common stock or Class B stock certificate (or registration in book-entry form) together with the summary of rights (“Summary of Rights”) describing the Plan and mailed to stockholders of record on the Record Date, and the Rights will be transferable only in connection with the transfer of common stock or Class B stock. Any person or group that beneficially owns 4.99% or more of the outstanding shares of common stock on September 11, 2009 will not be deemed an Acquiring Person unless and until such person or group acquires beneficial ownership of additional shares of common stock representing one-half of one percent (.5%) or more of the shares of common stock then outstanding. Under the Plan, the Board may, in its sole discretion, exempt any person or group from being deemed an Acquiring Person for purposes of the Plan if the Board determines that such person’s or group’s ownership of common stock will not jeopardize or endanger our availability, or otherwise limit in any way the use of, our net operating losses, tax credits and other tax assets (the “Tax Attributes”).

The Plan provides that, until the Distribution Date (or earlier expiration or redemption of the Rights), the Rights will be attached to and will be transferred with and only with the common stock and Class B stock. Until the Distribution Date (or the earlier expiration or redemption of the Rights), new shares of common stock and Class B stock issued after the Record Date upon transfer or new issuances of common stock and Class B stock (including in connection with the conversion of notes offered hereby) will contain a notation incorporating the Plan by reference (with respect to shares represented by certificates) or notice thereof will be provided in accordance with applicable law (with respect to uncertificated shares). Until the Distribution Date (or earlier expiration of the Rights), the surrender for transfer of any certificates representing shares of common stock and Class B stock outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights, or the transfer by book-entry of any uncertificated shares of common stock and Class B stock, will also constitute the transfer of the Rights associated with such shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (“Right Certificates”) will be mailed to holders of record of the common stock and Class B stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

The Rights are not exercisable until the Distribution Date. The Rights will expire upon the earliest of the close of business on September 11, 2012 (unless that date is advanced or extended by the Board), the time at which the Rights are redeemed or exchanged under the Plan, the final adjournment of our 2010 annual meeting of stockholders if stockholder approval of the Plan has not been received prior to that time, the repeal of Section 382 of the Internal Revenue Code of 1986, as amended, or any successor statute if the Board determines that the Plan is no longer necessary for the preservation of our Tax Attributes, or the beginning of our taxable year to which the Board determines that no Tax Attributes may be carried forward.

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the Rights is subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock at a price, or securities convertible into Preferred Stock with a conversion price, less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above).

The number of outstanding Rights is subject to adjustment in the event of a stock dividend on the common stock and Class B stock payable in shares of common stock or Class B stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the Distribution Date.

Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of the greater of (a) $10.00 per share, and (b) an amount equal to 1,000 times the dividend declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the Preferred Stock will be entitled to a minimum preferential payment of the greater of (a) $1.00 per share (plus any accrued but unpaid dividends), and (b) an amount equal to 1,000 times the payment made per share of common stock. Each share of Preferred Stock will have 1,000 votes, voting together with the common stock and Class B stock. Finally, in the event of any merger, consolidation or other transaction in which outstanding shares of common stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

Because of the nature of the Preferred Stock’s dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

In the event that any person or group becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become null and void), will thereafter have the right to receive upon exercise of a Right (including payment of the Purchase Price) that number of shares of common stock having a market value of two times the Purchase Price.

At any time after any person or group becomes an Acquiring Person but prior to the acquisition by such Acquiring Person of beneficial ownership of 50% or more of the voting power of the shares of common stock and Class B stock then outstanding, the Board may exchange the Rights (other than Rights owned by such Acquiring Person, which will have become null and void), in whole or in part, for shares of common stock or Preferred Stock (or a series of our preferred stock having equivalent rights, preferences and privileges), at an exchange ratio of one share of common stock or Class B stock, or a fractional share of Preferred Stock (or other stock) equivalent in value thereto, per Right (subject to adjustment for stock splits, stock dividends and similar transactions).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Preferred Stock, common stock or Class B stock will be issued (other than fractions of Preferred Stock which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at our election, be evidenced by depositary receipts), and in lieu thereof an adjustment in cash will be made based on the current market price of the Preferred Stock, the common stock or Class B stock.

At any time prior to the time an Acquiring Person becomes such, the Board may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the “Redemption Price”) payable, at our option, in cash, shares of common stock or such other form of consideration as the Board shall determine. The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

For so long as the Rights are then redeemable, we may, except with respect to the Redemption Price, amend the Plan in any manner. After the Rights are no longer redeemable, we may, except with respect to the Redemption Price, amend the Plan in any manner that does not adversely affect the interests of holders of the Rights (other than the Acquiring Person).

Until a Right is exercised or exchanged, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

The following is a summary of the material United States federal income and estate tax consequences of the ownership of notes and the shares of common stock into which the notes may be converted, as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset by a holder who purchases the notes on original issuance at its initial offering price, which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States person whose “functional currency” is not the U.S. dollar.

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than an entity classified as a partnership for United States federal income tax purposes) that is not a U.S. holder.

If an entity classified as a partnership for United States federal income tax purposes holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your own tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

The following discussion is a summary of the material United States federal income tax consequences that will apply to you only if you are a U.S. holder of notes.

Payment of Interest

It is expected, and therefore this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount within the meaning of Section 1273(a)(3) of the Code. In such case, interest on a note will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your usual method of accounting for tax purposes.

Sale, Exchange, Redemption, Repurchase or other Disposition of Notes

Except as provided below under “Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion or Repurchase of the Notes” you will generally recognize gain or loss upon the sale, exchange, redemption, repurchase or other disposition of a note (including an exchange with a designated financial institution in lieu of conversion, as described in “Description of Notes — Conversion Rights — Exchange in lieu of conversion”) equal to the difference between the amount realized (not including accrued interest which will be taxable as such) upon the sale, exchange, redemption, repurchase or other disposition and your adjusted tax basis in the note. Your amount realized will generally be equal to the sum of cash plus the fair market value of all other property received on such disposition (other than amounts attributable to interest). Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year at the time of disposition, such capital gain will be subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.

Receipt of Common Stock, Cash or a Combination Thereof Upon Conversion or Repurchase of the Notes

We intend to take the position that neither gain nor loss will be recognized by holders on the exchange of notes into shares of common stock upon conversion or repurchase otherwise, except to the extent of cash received, if any (including any cash received in lieu of a fractional share), and except to the extent of amounts received with respect to accrued interest, which will be taxable as such. If you receive solely cash in exchange for your notes upon conversion, your gain or loss will be determined in the same manner as if you disposed of the notes in a taxable disposition (as described above under “Sale, Exchange, Redemption, Repurchase or other Disposition of Notes”). If you receive a combination of cash and stock in exchange for your notes upon conversion, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the sum of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be treated as such, and cash in lieu of a fractional share) over your adjusted tax basis in the note (excluding the portion of the tax basis that is allocable to any fractional share), but in no event should the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of fractional shares). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash you receive in respect of the fractional share and the portion of your adjusted tax basis in the note that is allocable to the fractional share.

The tax basis of the shares of common stock received upon a conversion or repurchase (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the adjusted tax basis of the note that was converted or repurchased (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion and the ownership of our common stock.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and as discussed in “Description of Notes — Adjustment to the Conversion Rate Upon a Designated Event”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes will be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the reduced rates of United States federal income tax applicable to certain dividends paid to individuals. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you fail to report in full interest and dividend income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service (“IRS”).

Non-U.S. Holders

The following is a summary of the material United States federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.

Payments of Interest

Under the “portfolio interest exemption,” United States federal withholding tax (generally imposed at a rate of 30%) will not apply to any payment to you of interest on a note, provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “Payments of Interest” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

To the extent that any cash, shares of common stock or combination of cash and shares of common stock received upon the conversion of the notes by you is subject to United States withholding tax and is not sufficient to comply with our United States withholding obligations, we may recoup or set-off such liability against any amounts owed to you, including, but not limited to, any actual cash dividends or distributions subsequently made with respect to such common stock, the applicable United States federal withholding tax that we are required to pay on your behalf.

Dividends and Constructive Dividends

Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “Constructive Distributions” above) will be subject to United States federal withholding tax at a 30% rate (or lower applicable income tax treaty rate). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock

You will recognize gain on the sale, exchange, redemption or other taxable disposition of a note as well as upon the conversion of a note into cash or into a combination of cash and stock. However, such gain generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes.

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated United States federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a U.S. person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

Any stock which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to United States federal income tax in accordance with the rules for taxation of interest described above under “— Payments of Interest.”

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest exemption” described above under “Payments of Interest” without regard to the statement requirement described in the last bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “Payments of Interest.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is properly furnished to the IRS.

UNDERWRITING

Ford and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and RBS Securities Inc. are the representatives of the underwriters named below.

Underwriter	Principal Amount

Citigroup Global Markets Inc.	$275,000,000
J.P. Morgan Securities Inc.	275,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	275,000,000
Barclays Capital Inc.	275,000,000
Deutsche Bank Securities Inc.	275,000,000
Goldman, Sachs & Co.	275,000,000
Morgan Stanley & Co. Incorporated	275,000,000
RBS Securities Inc.	275,000,000
BNP Paribas Securities Corp.	62,500,000
HSBC Securities (USA) Inc.	62,500,000
Credit Suisse Securities (USA) LLC	31,000,000
UBS Securities LLC	31,000,000
BNY Mellon Capital Markets, LLC	20,750,000
Calyon Securities (USA) Inc.	20,750,000
RBC Capital Markets Corporation	20,750,000
ANZ Securities, Inc.	7,250,000
BMO Capital Markets Corp.	7,250,000
Comerica Securities, Inc.	7,250,000
Commerzbank Capital Markets Corp.	7,250,000
PNC Capital Markets Inc.	7,250,000
Scotia Capital (USA) Inc.	7,250,000
Wells Fargo Securities, LLC	7,250,000

Total	$2,500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

If the underwriters sell more than the total principal amount set forth in the table above, the underwriters have an option to purchase up to an additional $375,000,000 principal amount of the notes at the initial public offering price less the underwriting discount from Ford to cover such sales. They may exercise that option for 30 days from the date of this prospectus supplement. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

The following table shows the initial public offering price, underwriting discount and proceeds before expenses to us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional notes.

	Per Note	No Exercise	Full Exercise

Initial public offering price	100.00%	$2,500,000,000	$2,875,000,000
Underwriting discounts and commissions	2.25%	$56,250,000	$64,687,500
Proceeds, before expenses, to Ford	97.75%	$2,443,750,000	$2,810,312,500

The underwriters have advised Ford that they propose initially to offer all or part of the notes directly to purchasers at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain securities dealers at such price less a concession not in excess of 1.35% of the initial public offering price of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.01% of the initial public offering price of the notes to certain other dealers. After the notes are released for sale to the public, the offering price and other selling terms with respect to the notes may from time to time be varied by the underwriters.

Ford and certain of its executive officers have agreed for a period of 30 days from the date of this prospectus supplement, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly, or file or cause to be filed with the SEC a registration statement under the Securities Act of 1933, as amended (“Securities Act of 1933”), relating to, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of, any shares of Ford common stock, or any options or warrants to purchase any shares of Ford common stock, or any securities convertible into, exchangeable or exercisable for or that represent the right to receive, shares of Ford common stock, whether any such aforementioned transaction is to be settled by delivery of any such securities, in cash, or otherwise without the prior written consent of the underwriter acting as stabilization agent. Notwithstanding these restrictions, Ford may take such actions with respect to issuances of Ford common stock issuable upon conversion or exercise of securities or options outstanding on the date of this prospectus supplement, issuances of Ford common stock as consideration in future acquisitions, transfers of Ford common stock to affiliates, or issuances of Ford common stock or options under existing employee savings, benefit or compensation plans.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors.

In connection with the offering, the underwriters may purchase and sell notes and Ford’s common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes from Ford in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase additional notes pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing notes or Ford common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes or shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes or Ford common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes or Ford common stock. As a result, the price of the notes or Ford common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

No Public Offering Outside the United States

No action has been or will be taken in any jurisdiction outside of the United States of America that would permit a public offering of the notes, or the possession, circulation or distribution of this prospectus supplement or any material relating to Ford, in any jurisdiction where action for that purpose is required. Accordingly, the notes included in this offering may not be offered, sold or exchanged, directly or indirectly, and neither this prospectus supplement or any other offering material or advertisements in connection with this offering may be distributed or published, in or from any such country or jurisdiction, except in compliance with any applicable rules or regulations of any such country or jurisdiction.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents, warrants and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by the prospectus supplement to the public in that Relevant Member State other than:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Issuer or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Italy

The offering of the notes has not been registered with CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no notes may be offered, sold or delivered, nor may copies of this document or of any other document relating to the notes be distributed in the Republic of Italy except: (i) to qualified investors (operatori qualificati), as defined in Article 31, second paragraph of CONSOB Regulation No. 11522 of 1 July 1998, as amended; and (ii) in circumstances which are exempt from public offer rules pursuant to Article 100 of Legislative Decree no. 58 of 24 February 1998, as amended (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Any offer, sale or delivery of the notes or distribution of copies of this document or any other document relating to the notes in the Republic of Italy under (i) or (ii) above must be: (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1 September 1993, as amended; and (b) in compliance with any other applicable laws and regulations.

France

This document is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the Code monétaire et financier, and has therefore not been submitted to the Autorité des Marchés Financiers for prior approval and clearance procedure.

Each of the underwriters represents and agrees that it has not offered or sold and will not offer or sell, directly or indirectly, the notes to the public in France, and has not distributed or caused to be distributed and will not distribute, or cause to be distributed to the public in France, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes, and that such offers, sales and distributions have been and will be made in France only to (a) providers of the investment service of portfolio management for the account of third parties, and/or (b) qualified investors (investisseurs qualifiés) acting for their own account (other than individuals), all as defined in, and in accordance with, Articles L. 411-1, L. 411-2 and D. 411-1 of the French Code monétaire et financier.

The notes may be resold directly or indirectly only in compliance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code monétaire et financier.

Sweden

Each underwriter has represented and agreed that when an offer of notes to the public is made in Sweden, the guidelines enumerated for the European Economic Area apply, except that, with respect to paragraph (b), offers may only be made to legal entities who, for each of the last two financial years, fulfilled at least two of the following conditions: (1) an average of at least 250 employees, (2) a total balance sheet of more than €43,000,000 and (3) a net turnover of more than €50,000,000, as shown in its profit and loss account.

Switzerland

No public solicitation of investors or other offering or advertising activities in respect of the notes can be carried out in Switzerland. The notes may only be offered by way of private placement to banks, securities dealers or other regulated entities, to institutional investors with a professional treasury management, or to a limited number of other investors not exceeding 20.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai

Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this document you should consult an authorized financial adviser.

Ford estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $750,000.

Ford has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Ford, for which they received or will receive customary fees and expenses. In particular, affiliates of all of the underwriters are lenders under our secured credit agreement.

LEGAL MATTERS

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Peter J. Sherry, Jr., Esq., our Associate General Counsel and Secretary, or another of our lawyers. Mr. Sherry owns, and such other lawyers likely would own, our common stock and options to purchase shares of our common stock. Certain legal matters will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. The underwriters are being represented by Shearman & Sterling LLP, New York, New York. Shearman & Sterling LLP has in the past and may in the future represent us.

EXPERTS

The consolidated financial statements of Ford Motor Company as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 and management’s assessment of the effectiveness of the internal control over financial reporting as of December 31, 2008 (which is included in Management’s Report on Internal Control over Financial Reporting on page 93 of the Form 10-K of Ford Motor Company for the year ended December 31, 2008) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Ford Motor Company have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Ford Motor Company as of March 31, 2009 and for the three-month periods ended March 31, 2009 and 2008, and as of June 30, 2009 and for the three- and six-month periods ended June 30, 2009 and 2008, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 8 and August 5, 2009, respectively, incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

Ford Motor Company

Senior Debt Securities, Subordinated Debt Securities,
Preferred Stock, Depositary Shares, Common Stock, Warrants,
Stock Purchase Contracts and Stock Purchase Units

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the following types of securities described in this prospectus in one or more offerings:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities, in each case consisting of notes, debentures or other unsecured evidences of indebtedness;

•	shares of our preferred stock;

•	depositary shares representing a fraction of a share of our preferred stock;

•	shares of our common stock;

•	warrants to purchase debt securities, preferred stock, depositary shares or common stock;

•	stock purchase contracts;

•	stock purchase units; or

•	any combination of these securities.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update or change information contained in this prospectus.

Investments in the Securities involve risks. See “Risk Factors” beginning on page 2 of this prospectus.

You should read both this prospectus and any prospectus supplement or term sheet together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

Our principal executive offices are located at:

     Ford Motor Company
           One American Road
           Dearborn, Michigan 48126
           313-322-3000

Our common stock is traded on the New York Stock Exchange under the symbol “F”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2, 2008.

     You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information.

     The securities are not being offered in any jurisdiction where the offer is not permitted.

     You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.

i

RISK FACTORS

Your investment in the securities involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider whether an investment in the securities is suitable for you. The securities are not an appropriate investment for you if you do not understand the terms of the securities or financial matters generally. In addition, certain factors that may adversely affect the business of Ford Motor Company are discussed in our periodic reports referred to in “Where You Can Find More Information,” below. For example, our Annual Report on Form 10-K for the year ended December 31, 2007 contains a discussion of significant risks that could be relevant to an investment in the securities. You should not purchase the securities described in this Prospectus unless you understand and know you can bear all of the investment risks involved.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings also are available to you at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them into this prospectus, which means that we can disclose important information to you by referring you to those documents and those documents will be considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

•	Annual Report on Form 10-K for the year ended December 31, 2007 (our “2007 10-K Report”).

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 (our “10-Q Report”).

•	Current Reports on Form 8-K or 8-K/A dated and filed on the following dates:

Dated	Filed
January 3, 2008	January 3, 2008
January 16, 2008	January 16, 2008
January 23, 2008*	January 24, 2008*
February 1, 2008	February 1, 2008
March 3, 2008	March 3, 2008
March 25, 2008	March 26, 2008
April 1, 2008	April 1, 2008
April 7, 2008	April 11, 2008
April 25, 2008	May 1, 2008
May 8, 2008	May 13, 2008
May 9, 2008	May 9, 2008
May 21, 2008	May 22, 2008
June 2, 2008	June 2, 2008

*	Other than information that has been furnished to, and not filed with, the SEC, which information is not incorporated into this prospectus.

You may request copies of these filings at no cost, by writing or telephoning us at the following address:

Ford Motor Company
One American Road
Dearborn, MI 48126
Attn: Shareholder Relations Department
800-555-5259 or 313-845-8540

FORD MOTOR COMPANY

We incorporated in Delaware in 1919. We acquired the business of a Michigan company, also known as Ford Motor Company, that had been incorporated in 1903 to produce and sell automobiles designed and engineered by Henry Ford. We are one of the world’s largest producers of cars and trucks combined. We and our subsidiaries also engage in other businesses, including financing vehicles. Our headquarters are located at One American Road, Dearborn, Michigan 48126, and our telephone number is (313) 322-3000.

We review and present our business results in two sectors: Automotive and Financial Services. Within these sectors, our business is divided into reportable segments based upon the organizational structure that we use to evaluate performance and make decisions on resource allocation, as well as availability and materiality of separate financial results consistent with that structure.

Our Automotive and Financial Services businesses by sector are described generally in the table below:

Business Sector	Reportable Segments	Description
Automotive	Ford North America	Primarily includes the sale of Ford, Lincoln and Mercury brand vehicles and related service parts in North America (the United States, Canada and Mexico), together with the associated costs to design, develop, manufacture and service these vehicles and parts, and the sale of Mazda6 vehicles by our consolidated subsidiary, Auto Alliance International, Inc.
	Ford South America	Primarily includes the sale of Ford-brand vehicles and related service parts in South America, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Ford Europe	Primarily includes the sale of Ford-brand vehicles and related service parts in Europe (including all parts of Turkey and Russia), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Volvo	Primarily includes the sale of Volvo-brand vehicles and related service parts throughout the world (including North and South America, Europe, Asia Pacific and Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Ford Asia Pacific Africa	Primarily includes the sale of Ford-brand vehicles and related service parts in the Asia Pacific region and Africa, together with the associated costs to design, develop, manufacture and service these vehicles and parts.
	Mazda and Associated Operations	Includes our share of the results of Mazda Motor Corporation (of which we own approximately 33.4%) as well as certain of our Mazda-related investments.
	Jaguar Land Rover and Aston Martin*	Primarily includes the sale of Jaguar Land Rover brand vehicles and related service parts throughout the world (including North and South America, Europe, Asia Pacific and Africa), together with the associated costs to design, develop, manufacture and service these vehicles and parts.
Financial Services	Ford Motor Credit Company	Primarily includes vehicle-related financing,leasing, and insurance.
	Other Financial Services	Primarily includes real-estate, and vehicle-related financing, leasing of Volvo products.

*	In May 2007, we completed the sale of our 100% interest in Aston Martin and, therefore, the sale of Aston Martin-brand vehicles and related service parts throughout the world are included within this segment up until the date of sale. On June 2, 2008, we completed the sale of our 100% interest in our Jaguar Land Rover Operations.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratio of our “earnings” to our combined “fixed charges and preferred stock dividends” for the years 2003-2007 and for the three months ended March 31, 2008 are included as an exhibit to our 10-Q Report and future 10-Q Reports and are incorporated in this prospectus by reference.

USE OF PROCEEDS

We, or our affiliates, will use the net proceeds from the sale of securities for general corporate purposes, unless we state otherwise in a prospectus supplement. If we intend to use the proceeds to repay outstanding debt, we will provide details about the debt that is being repaid.

DESCRIPTION OF DEBT SECURITIES

We will issue debt securities in one or more series under an Indenture dated as of January 30, 2002 between us and The Bank of New York as successor trustee to JPMorgan Chase Bank. The Indenture may be supplemented from time to time.

The Indenture is a contract between us and The Bank of New York acting as Trustee. The Trustee has two main roles. First, the Trustee can enforce your rights against us if an “Event of Default” described below occurs. Second, the Trustee performs certain administrative duties for us.

The Indenture is summarized below. Because it is a summary, it does not contain all of the information that may be important to you. We filed the Indenture as an exhibit to the registration statement, and we suggest that you read those parts of the Indenture that are important to you. You especially need to read the Indenture to get a complete understanding of your rights and our obligations under the covenants described below under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. Throughout the summary we have included parenthetical references to the Indenture so that you can easily locate the provisions being discussed.

The specific terms of each series of debt securities will be described in the particular prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

General

The Indenture does not limit the amount of debt securities that may be issued under it. Therefore, additional debt securities may be issued under the Indenture.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•	the provision for any sinking fund;

•	any additional restrictive covenants;

•	any additional Events of Default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions modifying the defeasance and covenant defeasance provisions;

•	any special tax implications, including provisions for original issue discount;

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination; and

•	any other terms.

The debt securities will be our unsecured obligations. Senior debt securities will rank equally with our other unsecured and unsubordinated indebtedness (parent company only). Subordinated debt securities will be unsecured and subordinated in right of payment to the prior payment in full of all of our unsecured and unsubordinated indebtedness. See “— Subordination.”

Unless the prospectus supplement states otherwise, principal (and premium, if any) and interest, if any, will be paid by us in immediately available funds.

The Indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

Limitation on Liens

The Indenture restricts our ability to pledge some of our assets as security for other debt. Unless we secure the debt securities on an equal basis, the restriction does not permit us to have or guarantee any debt that is secured by (1) any of our principal U.S. plants or (2) the stock or debt of any of our subsidiaries that own or lease one of these plants. This restriction does not apply until the total amount of our secured debt plus the discounted value of the amount of rent we must pay under sale and leaseback transactions involving principal U.S. plants exceeds 5% of our consolidated net tangible automotive assets. This restriction also does not apply to any of the following:

•	liens of a company that exist at the time such company becomes our subsidiary;

•	liens in our favor or in the favor of our subsidiaries;

•	certain liens given to a government;

•	liens on property that exist at the time we acquire the property or liens that we give to secure our paying for the property; and

•	any extension or replacement of any of the above. (Section 10.04)

Limitation on Sales and Leasebacks

The Indenture prohibits us from selling and leasing back any principal U.S. plant for a term of more than three years. This restriction does not apply if:

•	we could create secured debt in an amount equal to the discounted value of the rent to be paid under the lease without violating the limitation on liens provision discussed above;

•	the lease is with or between any of our subsidiaries; or

•	within 120 days of selling the U.S. plant, we retire our funded debt in an amount equal to the net proceeds from the sale of the plant or the fair market value of the plant, whichever is greater.

Merger and Consolidation

The Indenture prohibits us from merging or consolidating with any company, or selling all or substantially all of our assets to any company, if after we do so the surviving company would violate the limitation on liens or the limitation on sales and leasebacks discussed above. This does not apply if the surviving company secures the debt securities on an equal basis with the other secured debt of the company. (Sections 8.01 and 8.03)

Events of Default and Notice Thereof

The Indenture defines an “Event of Default” as being any one of the following events:

•	failure to pay interest for 30 days after becoming due;

•	failure to pay principal or any premium for five business days after becoming due;

•	failure to make a sinking fund payment for five days after becoming due;

•	failure to perform any other covenant applicable to the debt securities for 90 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default provided in the prospectus supplement.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. (Section 5.01.)

If an Event of Default occurs and continues, the Trustee or the holders of at least 25% of the total principal amount of the series may declare the entire principal amount (or, if they are Original Issue Discount Securities (as defined in the Indenture), the portion of the principal amount as specified in the terms of such series) of all of the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the total principal amount of the debt securities of that series can void the declaration. (Section 5.02.)

The Indenture provides that within 90 days after default under a series of debt securities, the Trustee will give the holders of that series notice of all uncured defaults known to it. (The term “default” includes the events specified above without regard to any period of grace or requirement of notice.) The Trustee may withhold notice of any default (except a default in the payment of principal, interest or any premium) if it believes that it is in the interest of the holders. (Section 6.01.)

Annually, we must send to the Trustee a certificate describing any existing defaults under the Indenture. (Section 10.06.)

Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable protection from expenses and liability. (Section 6.02.) If they provide this reasonable indemnification, the holders of a majority of the total principal amount of any series of debt securities may direct the Trustee how to act under the Indenture. (Section 5.12.)

Defeasance and Covenant Defeasance

Unless the prospectus supplement states otherwise, we will have two options to discharge our obligations under a series of debt securities before their maturity date. These options are known as “defeasance” and “covenant defeasance”. Defeasance means that we will be deemed to have paid the entire amount of the applicable series of debt securities and we will be released from all of our obligations relating to that series (except for certain obligations, such as registering transfers of the securities). Covenant defeasance means that as to the applicable series of debt securities we will not have to comply with the covenants described above under Limitation on Liens, Limitation on Sales and Leasebacks and Merger and Consolidation. In addition, if the prospectus supplement states that any additional covenants relating to that series of debt securities are subject to the covenant defeasance provision in the Indenture, then we also would not have to comply with those covenants. (Sections 14.01, 14.02 and 14.03.)

To elect either defeasance or covenant defeasance for any series of debt securities, we must deposit with the Trustee an amount of money and/or U.S. government obligations that will be sufficient to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. In addition, we must provide a legal opinion stating that as a result of the defeasance or covenant defeasance you will not be required to recognize income, gain or loss for federal income tax purposes and you will be subject to federal income tax on the same amounts, in the same manner and at the same times as if the defeasance or covenant defeasance had not occurred. For defeasance, that opinion must be based on either an Internal Revenue Service ruling or a change in law since the date the debt securities were issued. We must also meet other conditions, such as there being no Events of Default. The amount deposited with the Trustee can be decreased at a later date if in the opinion of a nationally recognized firm of independent public accountants the deposits are greater than the amount then needed to pay principal, interest and any premium or sinking fund payments on the debt securities when those amounts are scheduled to be paid. (Sections 14.04 and 14.05.)

Our obligations relating to the debt securities will be reinstated if the Trustee is unable to pay the debt securities with the deposits held in trust, due to an order of any court or governmental authority. (Section 14.06.) It is possible that a series of debt securities for which we elect covenant defeasance may later be declared immediately due in full because of an Event of Default (not relating to the covenants that were defeased). If that happens, we must pay the debt securities in full at that time, using the deposits held in trust or other money. (Section 14.03.)

Modification of the Indenture

With certain exceptions, our rights and obligations and your rights under a particular series of debt securities may be modified with the consent of the holders of not less than two-thirds of the total principal amount of those debt securities. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against you without your consent. (Section 9.02.)

Subordination

The extent to which a particular series of subordinated debt securities is subordinated to our Senior Indebtedness (as defined below) will be set forth in the prospectus supplement for that series and the Indenture may be modified by a supplemental indenture to reflect such subordination provisions. The particular terms of subordination of an issue of subordinated debt securities may supersede the general provisions of the Indenture summarized below.

The Indenture provides that any subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. This means that in the event we become subject to any insolvency, bankruptcy, receivership, liquidation, reorganization or similar proceeding or we voluntarily liquidate, dissolve or otherwise wind up our affairs, then the holders of all Senior Indebtedness will be entitled to be paid in full, before the holders of any subordinated debt securities are paid. In addition, (a) if we default in the payment of any Senior Indebtedness or if any event of default exists and all grace periods with respect thereto have expired under any Senior indebtedness, then, so long as any such default continues, no payment can be made on the subordinated debt securities; and (b) if any series of subordinated debt securities are declared due and payable before their stated maturity because of the occurrence of an Event of Default under the Indenture (other than because of our insolvency, bankruptcy, receivership, liquidation, reorganization or the like), then no payment on the subordinated debt securities can be made unless holders of the Senior Indebtedness are paid in full.

The term “Senior Indebtedness” means (a) the principal of and premium, if any, and interest on all of our indebtedness, whether presently outstanding or later created, (i) for money we borrow,

(ii) constituting obligations of others that we either assume or guarantee, (iii) in respect of letters of credit and acceptances issued or made by banks, or (iv) constituting purchase money indebtedness, which means indebtedness, the proceeds of which we use to acquire property or which we issue as all or part of our payment for such property, (b) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any such indebtedness, and (c) all of our other general unsecured obligations and liabilities, including trade payables. Notwithstanding the foregoing, Senior Indebtedness does not include any of our indebtedness that by its terms is subordinate in right of payment to or of equal rank with the subordinated debt securities.

Global Securities

Unless otherwise stated in a prospectus supplement, the debt securities of a series will be issued in the form of one or more global certificates that will be deposited with The Depository Trust Company, New York, New York (“DTC”), which will act as depositary for the global certificates. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, records maintained by DTC and its participants. Therefore, if you wish to own debt securities that are represented by one or more global certificates, you can do so only indirectly or “beneficially” through an account with a broker, bank or other financial institution that has an account with DTC (that is, a DTC participant) or through an account directly with DTC if you are a DTC participant.

While the debt securities are represented by one or more global certificates:

•	You will not be able to have the debt securities registered in your name.

•	You will not be able to receive a physical certificate for the debt securities.

•	Our obligations, as well as the obligations of the Trustee and any of our agents, under the debt securities will run only to DTC as the registered owner of the debt securities. For example, once we make payment to DTC, we will have no further responsibility for the payment even if DTC or your broker, bank or other financial institution fails to pass it on so that you receive it.

•	Your rights under the debt securities relating to payments, transfers, exchanges and other matters will be governed by applicable law and by the contractual arrangements between you and your broker, bank or other financial institution, and/or the contractual arrangements you or your broker, bank or financial institution has with DTC. Neither we nor the Trustee has any responsibility for the actions of DTC or your broker, bank or financial institution.

•	You may not be able to sell your interests in the debt securities to some insurance companies and others who are required by law to own their debt securities in the form of physical certificates.

•	Because the debt securities will trade in DTC’s Same-Day Funds Settlement System, when you buy or sell interests in the debt securities, payment for them will have to be made in immediately available funds. This could affect the attractiveness of the debt securities to others.

A global certificate generally can be transferred only as a whole, unless it is being transferred to certain nominees of the depositary or it is exchanged in whole or in part for debt securities in physical form. (Section 2.05.) If a global certificate is exchanged for debt securities in physical form, they will be in denominations of $1,000 and integral multiples thereof, or another denomination stated in the prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

This section contains a description of our capital stock. This description includes not only our common stock, but also our Class B stock and preferred stock, certain terms of which affect the common stock. The following summary of the terms of our capital stock is not meant to be complete and is qualified by reference to our restated certificate of incorporation. See “Where You Can Find More Information.”

Our authorized capital stock currently consists of 6,000,000,000 shares of common stock, 530,117,376 shares of Class B stock and 30,000,000 shares of preferred stock.

As of May 1, 2008, we had outstanding 2,171,147,986 shares of common stock and 70,852,076 shares of Class B stock.

Common Stock and Class B Stock

Rights to Dividends and on Liquidation. Each share of common stock and Class B stock is entitled to share equally in dividends (other than dividends declared with respect to any outstanding preferred stock) when and as declared by our board of directors, except as stated below under the subheading “Stock Dividends.” Under the terms of a secured credit agreement that we entered into on December 15, 2006, which credit agreement provides for a seven-year $7 billion term-loan facility and a five-year revolving credit facility of $11.5 billion, we are prohibited from paying dividends (other than dividends payable solely in stock) on our common and Class B stock, subject to certain limited exceptions. See Note 16 of the Notes to Financial Statements of our 2007 10-K Report for more information regarding our secured credit agreement.

Upon liquidation, subject to the rights of any other class or series of stock having a preference on liquidation, each share of common stock will be entitled to the first $.50 available for distribution to common and Class B stockholders, each share of Class B stock will be entitled to the next $1.00 so available, each share of common stock will be entitled to the next $.50 available and each share of common and Class B stock will be entitled to an equal amount after that. Any outstanding preferred stock would rank senior to the common stock and Class B Stock in respect of liquidation rights and could rank senior to that stock in respect of dividend rights.

Voting — General. All general voting power is vested in the holders of common stock and the holders of Class B stock, voting together without regard to class, except as stated below in the subheading “Voting by Class.” The voting power of the shares of stock is determined as described below. However, we could in the future create series of preferred stock with voting rights equal to or greater than our common stock or Class B stock.

Each holder of common stock is entitled to one vote per share, and each holder of Class B stock is entitled to a number of votes per share derived by a formula contained in our restated certificate of incorporation. As long as at least 60,749,880 shares of Class B stock remain outstanding, the formula will result in holders of Class B stock having 40% of the general voting power and holders of common stock and, if issued, any preferred stock with voting power having 60% of the general voting power.

If the number of outstanding shares of Class B stock falls below 60,749,880, but remains at least 33,749,932, then the formula will result in the general voting power of holders of Class B stock declining to 30% and the general voting power of holders of common stock and, if issued, any preferred stock with voting power increasing to 70%.

If the number of outstanding shares of Class B stock falls below 33,749,932, then each holder of Class B stock will be entitled to only one vote per share.

Based on the number of shares of Class B stock and common stock outstanding as of May 1, 2008, each holder of Class B stock is entitled to 20.429 votes per share. Of the outstanding Class B stock as of April 4, 2008, 52,016,831 shares were held in a voting trust. The trust requires the trustee to vote all the shares in the trust as directed by holders of a plurality of the shares in the trust.

Right of Preferred Stock to Elect a Maximum of Two Directors in Event of Default. It would be customary for any preferred stock that we may issue to provide that if at any time we are delinquent in the payment of six or more quarters’ worth of dividends (whether or not consecutive), the holders of the preferred stock, voting as a class, would be entitled to elect two directors (who would be in addition to the directors elected by the stockholders generally). These voting rights are required to be provided if the preferred stock is listed on the New York Stock Exchange and are provided for in our Series B preferred stock.

Non-Cumulative Voting Rights. Our common stock and Class B stock, as well as any preferred stock with voting power we may issue, do not and will not have cumulative voting rights. This means that the holders who have more than 50% of the votes for the election of directors can elect 100% of the directors if they choose to do so.

Voting by Class. If we want to take any of the following actions, we must obtain the vote of the holders of a majority of the outstanding shares of Class B stock, voting as a class:

•	issue any additional shares of Class B stock (with certain exceptions);

•	reduce the number of outstanding shares of Class B stock other than by holders of Class B stock converting Class B stock into common stock or selling it to the Company;

•	change the capital stock provisions of our restated certificate of incorporation;

•	merge or consolidate with or into another corporation;

•	dispose of all or substantially all of our property and assets;

•	transfer any assets to another corporation and in connection therewith distribute stock or other securities of that corporation to our stockholders; or

•	voluntarily liquidate or dissolve.

Voting Provisions of Delaware Law. In addition to the votes described above, any special requirements of Delaware law must be met. The Delaware General Corporation Law contains provisions on the votes required to amend certificates of incorporation, merge or consolidate, sell, lease or exchange all or substantially all assets, and voluntarily dissolve.

Ownership and Conversion of Class B Stock. In general, only members of the Ford family or their descendants or trusts or corporations in which they have specified interests can own or be registered as record holders of shares of Class B stock, or can enjoy for their own benefit the special rights and powers of Class B stock. A holder of shares of Class B stock can convert those shares into an equal number of shares of common stock for the purpose of selling or disposing of those shares. Shares of Class B stock acquired by the Company or converted into common stock cannot be reissued by the Company.

Preemptive and Other Subscription Rights. Holders of common stock do not have any right to purchase additional shares of common stock if we sell shares to others. If, however, we sell Class B stock or obligations or shares convertible into Class B stock (subject to the limits on who can own Class B stock described above), then holders of Class B stock will have a right to purchase, on a ratable basis and at a price just as favorable, additional shares of Class B stock or those obligations or shares convertible into Class B stock.

In addition, if shares of common stock (or shares or obligations convertible into such stock) are offered to holders of common stock, then we must offer to the holders of Class B stock shares of Class B stock (or shares or obligations convertible into such stock), on a ratable basis, and at the same price per share.

Stock Dividends. If we declare and pay a dividend in our stock, we must pay it in shares of common stock to holders of common stock and in shares of Class B stock to holders of Class B stock.

Ultimate Rights of Holders of Class B Stock. If and when the number of outstanding shares of Class B stock falls below 33,749,932, the Class B stock will become freely transferable and will become substantially equivalent to common stock. At that time, holders of Class B stock will have one vote for each share held, will have no special class vote, will be offered common stock if common stock is offered to holders of common stock, will receive common stock if a stock dividend is declared, and will have the right to convert such shares into an equal number of shares of common stock irrespective of the purpose of conversion.

Miscellaneous; Dilution. If we increase the number of outstanding shares of Class B stock (by, for example, doing a stock split or stock dividend), or if we consolidate or combine all outstanding shares of Class B stock so that the number of outstanding shares is reduced, then the threshold numbers of outstanding Class B stock (that is, 60,749,880 and 33,749,932) that trigger voting power changes will automatically adjust by a proportionate amount.

Preferred Stock

We may issue preferred stock from time to time in one or more series, without stockholder approval. Subject to limitations prescribed by law, our board of directors is authorized to fix for any series of preferred stock the number of shares of such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions of such series.

For any series of preferred stock that we may issue, our board of directors will determine and the prospectus supplement relating to such series will describe:

•	The designation and number of shares of such series;

•	The rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	Any provisions relating to convertibility or exchangeability of the shares of such series;

•	The rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	The voting powers, if any, of the holders of shares of such series;

•	Any provisions relating to the redemption of the shares of such series;

•	Any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	Any conditions or restrictions on our ability to issue additional shares of such series or other securities;

•	Any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

All shares of preferred stock that we may issue will be identical and of equal rank except as to the particular terms thereof that may be fixed by our board of directors, and all shares of each series of preferred stock will be identical and of equal rank except as to the dates from which cumulative dividends, if any, thereon will be cumulative.

DESCRIPTION OF DEPOSITARY SHARES

We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. In that event, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us. The depositary will have its principal office in the United States and a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights may include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under a deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following description of the material terms of the deposit agreement, the depositary shares and the depositary receipts is only a summary and you should refer to the forms of the deposit agreement and depositary receipts that will be filed with the SEC in connection with the offering of the specific depositary shares.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts but not in definitive form. These temporary depositary receipts entitle their holders to all the rights of definitive depositary receipts. Temporary depositary receipts will then be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received with respect to the underlying stock to the record holders of depositary shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Withdrawal of Underlying Preferred Stock. Unless we say otherwise in a prospectus supplement, holders may surrender depositary receipts at the principal office of the depositary and, upon payment of any unpaid amount due to the depositary, be entitled to receive the number of whole shares of underlying preferred stock and all money and other property represented by the related depositary shares. We will not issue any partial shares of preferred stock. If the holder delivers depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the depositary will issue a new depositary receipt evidencing the excess number of depositary shares to that holder.

Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of underlying stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of underlying stock. Whenever we redeem shares of underlying stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of underlying stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately or other equitable method, as may be determined by the depositary.

Voting. Upon receipt of notice of any meeting at which the holders of the underlying stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares underlying the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the underlying stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the underlying stock represented by that holder’s depositary shares. The depositary will then try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all actions which may be deemed necessary by the depositary to enable the depositary to do so. The depositary will not vote the underlying shares to the extent it does not receive specific instructions with respect to the depositary shares representing the preferred stock.

Conversion or Exchange of Preferred Stock. If the deposited preferred stock is convertible into or exchangeable for other securities, the following will apply. The depositary shares, as such, will not be convertible into or exchangeable for such other securities. Rather, any holder of the depositary shares may surrender the related depositary receipts, together with any amounts payable by the holder in connection with the conversion or the exchange, to the depositary with written instructions to cause conversion or exchange of the preferred stock represented by the depositary shares into or for such other securities. If only some of the depositary shares are to be converted or exchanged, a new depositary receipt or receipts will be issued for any depositary shares not to be converted or exchanged.

Amendment and Termination of the Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us upon not less than 60 days’ notice whereupon the depositary shall deliver or make available to each holder of depositary shares, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock represented by such receipts. The deposit agreement will automatically terminate if (a) all outstanding depositary shares have been redeemed or converted into or exchanged for any other securities into or for which the underlying preferred stock is convertible exchangeable or (b) there has been a final distribution of the underlying stock in connection with our liquidation, dissolution or winding up and the underlying stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with its duties under the deposit agreement. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and those other charges, including a fee for any permitted withdrawal of shares of underlying stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Reports. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the underlying stock.

Limitation on Liability. Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or underlying stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting underlying stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

In the event the depositary receives conflicting claims, requests or instructions from any holders of depositary shares, on the one hand, and us, on the other, the depositary will act on our claims, requests or instructions.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to resign. We may remove the depositary at any time. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General

We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or any combination thereof. Such warrants may be issued independently or together with any such securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Amendments and Supplements to Warrant Agreement

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

The following is a general description of the terms of the stock purchase contracts and stock purchase units we may issue from time to time. Particular terms of any stock purchase contracts and/or stock purchase units we offer will be described in the prospectus supplement relating to such stock purchase contracts and/or stock purchase units.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

The stock purchase contracts may be issued separately or as a part of units (“stock purchase units”), consisting of a stock purchase contract and debt securities, trust preferred securities or debt obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

PLAN OF DISTRIBUTION

We may sell the securities to or through agents or underwriters or directly to one or more purchasers. Securities also may be sold by or through broker-dealers in connection with, or upon the termination or expiration of, equity derivative contracts between us or our affiliates and such broker-dealers or their affiliates.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

By Agents

We may use agents to sell the securities. The agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

By Underwriters

We may sell the securities to underwriters. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Each underwriter will be obligated to purchase all the securities allocated to it under the underwriting agreement. The underwriters may change any initial public offering price and any discounts or concessions they give to dealers.

Direct Sales

We may sell securities directly to you. In this case, no underwriters or agents would be involved.

As one of the means of direct issuance of securities, we may utilize the services of any available electronic auction system to conduct an electronic “dutch auction” of the offered securities among potential purchasers who are eligible to participate in the auction of those offered securities, if so described in the prospectus supplement.

General Information

Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments they may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL OPINIONS

Peter J. Sherry, Jr., Esq., who is our Associate General Counsel and Secretary, or another of our lawyers, will give us an opinion about the legality of the securities. Mr. Sherry owns, and such other lawyer likely would own, our common stock and options to purchase shares of our common stock.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements and financial statement schedule incorporated in the Prospectus by reference to Ford Motor Company’s Current Report on Form 8-K dated June 2, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Ford Motor Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of Ford Motor Company for the three-month periods ended March 31, 2008 and 2007, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 7, 2008 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

$2,500,000,000

Ford Motor Company

4.25% Senior Convertible Notes due November 15, 2016

PROSPECTUS SUPPLEMENT
November 3, 2009

Barclays Capital
BofA Merrill Lynch
Citi
Deutsche Bank Securities
Goldman, Sachs & Co.
J.P. Morgan
Morgan Stanley
RBS

BNP PARIBAS
HSBC